UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CNET NETWORKS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CNET NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: Friday, June 22, 2007

TIME: 10:00 A.M., Pacific Time

PLACE: CNET Networks, Inc.

235 Second Street

San Francisco, California 94105

As a stockholder of CNET Networks, Inc. (the “Company” or “CNET Networks”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders (the “Annual Meeting”), at which the following matters will be voted upon:

1.	Election of three Class II Directors; and

2.	Any other matters properly brought before the stockholders at the Annual Meeting.

Each of these matters is described in more detail in the proxy statement attached to this notice.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF

THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

Stockholders of record as of the close of business on April 23, 2007 are entitled to receive notice of and to vote at the Annual Meeting. Your vote is important to us. Whether or not you expect to be present at the Annual Meeting, please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors

/s/ Jarl Mohn
Jarl Mohn
Chairman of the Board
San Francisco, California
April 30, 2007

CNET Networks, Inc.

235 Second Street

San Francisco, California 94105

PROXY STATEMENT

ANNUAL MEETING MATTERS

GENERAL INFORMATION ABOUT VOTING

General

This proxy statement has information about the Annual Meeting and was prepared by our management. This proxy statement is being mailed through the United States postal service or, if properly requested, by email to stockholders on or about May 7, 2007.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares on the record date of April 23, 2007. A total of 151,155,249 shares of common stock may vote at the Annual Meeting. You are entitled to one vote for each share of common stock that you hold.

On what matters may I vote?

1.	The election of John C. “Bud” Colligan, Jarl Mohn and Mark C. Rosenthal as Class II Directors; and

2.	Any other matters properly brought before the stockholders at the Annual Meeting.

How does the Board of Directors recommend that I vote on the proposal?

The Board of Directors recommends that you vote FOR the proposal.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters that we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders will vote your shares as they see fit.

How do I vote if my shares are held in “street name”?

If your shares are held in an account in the name of your broker, a trustee, a bank or other nominee, then that entity is the record holder. This means that your shares are held in “street name” and you are the beneficial owner. As such, you are not entitled to vote your shares in person at the Annual Meeting unless you obtain a proxy from the record holder that holds your shares giving you the right to vote your shares at the Annual Meeting. You have the right to direct your nominee as to how you want to vote your shares and that nominee should provide you with instructions as to how you may direct them to vote your shares.

How do I vote by proxy if I am a registered holder?

If your shares are registered directly in your name, then follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in the manner set forth below:

1.	FOR John C. “Bud” Colligan, Jarl Mohn and Mark C. Rosenthal as Class II Directors; and

2.	In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

The proxy holders for the stockholders are Neil M. Ashe, George E. Mazzotta and Delida A. Costin. A stockholder wishing to name another person as his or her proxy holder may do so by crossing out the names of the designated proxy holders and inserting the name of someone else. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person that he or she named. The new designated person must be present to vote at the Annual Meeting. Proxy cards with proxy holders other than those named above should not be mailed to us.

How do I vote by phone if I am a registered holder?

Call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

How do I vote by Internet if I am a registered holder?

You may use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The address for voting is www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

How do I vote at the Annual Meeting?

If you are a registered stockholder and you wish to vote at the Annual Meeting, written ballots will be available at the meeting. If you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. If your shares are held in “street name” and you decide to attend and vote at the Annual Meeting, you will need to obtain a proxy, executed in your favor, from the record holder to be able to vote at the meeting. Although you may attend the Annual Meeting and vote your shares in person, we encourage you to complete and return the proxy card prior to the Annual Meeting.

Can I change my vote?

•

If you voted with a proxy card. You may change your vote by giving our Secretary a written notice revoking your proxy card and delivering a new proxy card before the polls are closed at the Annual Meeting; we will honor the proxy card with the latest date. Your appearance at the Annual Meeting will not revoke a previously submitted proxy card unless you provide notice to our Secretary of your revocation prior to the closing of the polls. If you hold your shares in “street name,” you may change your vote by submitting new voting instructions to your nominee in accordance with your nominee’s instructions. Alternatively, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may change your vote by giving our Secretary a written notice revoking the proxy and delivering a new proxy before the polls are closed.

•

If you voted over the telephone. You may change your vote by calling 1-800-690-6903 and re-transmitting your voting instructions. You will have until 11:59 P.M. Eastern Time the day before the meeting date to change your vote. Your transmission with the latest date will be the one counted.

•

If you voted over the Internet. You may change your vote by re-transmitting your voting instructions at www.proxyvote.com. You will have until 11:59 P.M. Eastern Time the day before the meeting date to change your vote. Your transmission with the latest date will be the one counted.

What is a “quorum”?

A “quorum” is a majority of the shares of common stock outstanding on the record date. A quorum must be present either in person or represented by proxy for the Annual Meeting to be held. Broker non-votes and abstentions are counted for the purpose of determining whether a quorum is obtained. If a quorum is not present at the Annual Meeting, the meeting may be adjourned from time to time until a quorum is obtained.

How many votes are required to approve the proposal?

The three directors who receive the most votes will be elected. Any other matters will be decided by a majority of shares having voting power and that are represented in person or by proxy at the Annual Meeting.

How are votes counted?

You may vote all of the shares that you own, including shares that are registered directly in your name and those held in “street name.” If you sign and return your proxy card, but you abstain or fail to vote on a particular proposal, your vote will be considered an “abstention.” Abstentions will have the same effect as negative votes. If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to have voting power on that proposal. Thus, assuming that quorum is obtained, broker non-votes will not be counted for any purpose in determining whether a proposal has been approved.

Who will count the votes?

Automatic Data Processing, Inc. will count the votes and act as the inspector of election.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the Board of Directors. CNET Networks will pay the cost of preparing, printing and distributing this proxy statement and related materials. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy materials to beneficial owners of shares of the common stock. Our directors, officers and employees may solicit proxies by mail or telephone and will not receive any additional compensation for these solicitation activities.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Automatic Data Processing, Inc. and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

1.	As needed to permit Automatic Data Processing, Inc. to tabulate and certify the vote; or

2.	As required by law; or

3.	In limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

BOARD OF DIRECTORS AND GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board of Directors (the “Board of Directors” or the “Board”).

The Board of Directors has adopted Governance Guidelines outlining its duties. These guidelines may be viewed at http://ir.cnetnetworks.com.

During the year ended December 31, 2006, the Board of Directors met regularly to review our strategy and business plans, as well as significant developments affecting the Company and to act on matters requiring Board approval. During 2006, the Board of Directors held 13 meetings, seven teleconference business updates and acted three times by written consent. The Board of Directors has also established a special committee to approve acquisitions from time to time. In addition, a separate special committee of the Board of Directors was appointed to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. Board members are requested to make attendance at board and committee meetings a priority, to come to meetings prepared having read any materials provided to the Board prior to the meeting, and to participate actively in the meetings. In 2006, each director attended at least 75% of all Board and applicable committee meetings.

Independence

Other than Neil M. Ashe, our current Chief Executive Officer, all current directors, including all members of the Audit Committee, are independent as defined by the NASDAQ Marketplace Rules. The Governance and Nominating Committee and the Board have considered Ms. Lyon’s position as Executive Vice President and Chief Marketing Officer of Visa U.S.A. and Visa U.S.A.’s advertising relationship with the Company as described under the “Certain Relationships and Related Transactions” section of this proxy statement and determined it did not adversely impact the Governance and Nominating Committee’s or the Board’s determination of Ms. Lyon’s independence. Non-employee directors do not receive any fees or compensation from the Company other than compensation received in their capacities as directors. There are no family relationships among any of our directors or executive officers.

Board Attendance at the Annual Meeting

Board members are invited to attend our Annual Meeting but they are not required to do so. Shelby W. Bonnie, our former Chief Executive Officer and Chairman of the Board, was the sole director in attendance at the 2006 annual meeting. We will reimburse the travel expenses of any director who travels to attend the Annual Meeting.

Communication with the Board of Directors

Any stockholder wishing to ask a question or to pass a comment to any member of the Board of Directors should write to the Secretary at CNET Networks, Inc., 235 Second Street, San Francisco, CA 94105. Each letter should include the stockholder’s name, postal address, email address and telephone number. The Secretary will forward all such correspondence to the relevant Board members.

Nominations

Nominations for election to the Board of Directors are made by the Governance and Nominating Committee. This committee is responsible for selecting individuals as director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with other members of the Board, in collectively serving the long-term interests of our stockholders. In evaluating whether an individual is suitable for the Board of Directors, the committee will consider many factors, including, but not limited to a candidate’s professional background, particular area of expertise such as finance or governance, understanding of our business, and educational background.

The Governance and Nominating Committee will consider nominees recommended by any stockholder who has been the beneficial owner of at least $1,000 of common stock for at least one year in connection with next year’s annual meeting, provided that the names of such nominees are submitted in writing by certified mail, not later than January 8, 2008, to the Secretary, CNET Networks, Inc., 235 Second Street, San Francisco, CA 94105. Each submission must include evidence that the stockholder meets the stock ownership requirements, a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Governance and Nominating Committee members.

The Governance and Nominating Committee has retained the services of Russell Reynolds Associates to assist us in the recruitment of members of the Board of Directors. We will pay Russell Reynolds Associates a fee of $75,000 plus customary costs and expenses for these services. An additional fee of $60,000 per candidate will apply should we appoint additional candidates recruited by Russell Reynolds Associates to the Board.

Other than the submission requirements set forth above, there are no differences in the manner in which the Governance and Nominating Committee evaluates a nominee for director recommended by a stockholder.

Stockholder Proposals

A proper proposal submitted by a stockholder for presentation at our 2008 annual meeting will be included in our proxy statement and form of proxy card for that meeting. Such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and must be received at our principal executive office by

January 8, 2008. In addition, under the terms of our bylaws, a stockholder who has been the beneficial owner of at least $1,000 of common stock for at least one year and who intends to present an item of business at the 2008 annual meeting (other than a proposal submitted for inclusion in the our proxy materials) must provide written notice of such business to the Company by January 8, 2008. Proposals and other items of business should be submitted by certified mail to the attention of the Secretary of the Company at 235 Second Street, San Francisco, California 94105.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to all of our directors, officers and employees. It has also adopted a separate code of ethics applicable to its Chief Executive Officer, Chief Financial Officer, Senior Vice President of Finance, Controller and other senior financial employees. Both codes of ethics may be viewed on our website at http://ir.cnetnetworks.com. Any amendments to either code of ethics or any waiver requiring disclosure under applicable SEC rules will be disclosed on our website at http://ir.cnetnetworks.com.

Committees of the Board

The Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee and a Finance Committee to devote attention to specific subjects and to assist the Board of Directors in the discharge of its responsibilities. The functions of these standing committees and their current members are described below.

Committee Name

Director Name	Audit*	Compensation	Governance and Nominating	Finance

John C. “Bud” Colligan		X	X	X

Peter L. S. Currie	X

Jarl Mohn	X	X

Betsey Nelson	X			X

Eric P. Robison	X		X	X

*	On March 22, 2006, the Board appointed Peter L. S. Currie to, and Jarl Mohn retired from, the Audit Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3 of the Securities Exchange Act of 1934, as amended. The Audit Committee held eight meetings in 2006 and acted once by written consent.

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter which is available at http://ir.cnetnetworks.com. In fulfilling these responsibilities, the Audit Committee:

1.	Monitors the integrity of our financial statements;

2.	Appoints the independent registered public accounting firm and monitors its qualifications and independence;

3.	Reviews the results of management’s and the independent registered public accounting firm’s assessment of our internal control over financial reporting and meets with management to consider the adequacy of internal control and changes to internal control;

4.	Prepares the Audit Committee report in this proxy statement found under the heading “Audit Committee Report”;

5.	Meets with the independent registered public accounting firm, internal auditors and appropriate financial personnel;

6.	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent registered public accounting firm;

7.	Considers factors impacting the independence of the independent registered public accounting firm;

8.	Reviews SEC filings, including all annual and periodic reports, as well as earnings press releases;

9.	Ensures that management has established a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters;

10.	Reviews management’s plan for ensuring compliance with our codes of ethics; and

11.	Has the authority to hire independent counsel and other advisors.

The Board has determined that Betsey Nelson and Peter L. S. Currie meet the criteria for an “audit committee financial expert” under applicable Securities Exchange Commission rules. All members of the Audit Committee have been determined to be financially literate.

Compensation Committee

The Compensation Committee held ten meetings in 2006 and acted six times by written consent.

The Compensation Committee’s responsibilities are set forth in the Compensation Committee Charter which is available on our website at http://ir.cnetnetworks.com. In fulfilling these responsibilities, the Compensation Committee:

1.	Establishes our annual incentive programs;

2.	Reviews and approves our policies regarding the use and implementation of equity compensation plans;

3.	Establishes the compensation for the Chief Executive Officer and approves the compensation for other named executive officers;

4.	Is responsible for reviewing the performance of the Chief Executive Officer;

5.	Works with the Chief Executive Officer on the professional development of the other named executive officers;

6.	Works with the Chief Executive Officer to establish a succession plan for senior management;

7.	Has the authority to hire independent counsel and other advisors; and

8.	Prepares the Compensation Committee report in this proxy statement found under the heading “Compensation Committee Report.”

Please see the “Compensation Discussion and Analysis” section of this proxy statement for information regarding the processes and procedures for the consideration and determination of executive compensation. Board compensation is reviewed by the Governance and Nominating Committee.

Governance and Nominating Committee

The Governance and Nominating Committee held three meetings in 2006 and acted once by written consent.

The Governance and Nominating Committee’s responsibilities are set forth in the Governance and Nominating Committee Charter which is available on our website at http://ir.cnetnetworks.com. In fulfilling these responsibilities, the Governance and Nominating Committee:

1.	Reviews and makes recommendations to the Board with respect to the responsibilities and functions of the Board and Board committees and with respect to Board compensation;

2.	Makes recommendations to the Board concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

3.	Considers the names and qualifications of any candidates for the Board submitted by stockholders in accordance with the procedures set forth in our bylaws;

4.	Oversees evaluations of the directors, Board committees and the Board;

5.	Formulates corporate governance guidelines and reviews the guidelines on a periodic basis;

6.	Recommends the director compensation plan to the Board; and

7.	Has the authority to hire independent counsel and other advisors.

Finance Committee

The Finance Committee held one meeting in 2006 and acted once by written consent. The Finance Committee meets when directed by the Board of Directors to approve matters related to the implementation of financings authorized by the Board.

Special Committees of the Board

The Board has authorized the establishment of ad hoc committees consisting of any two independent members of the Board to review and approve certain acquisitions from time to time.

On May 22, 2006, the Board established a special committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. Mr. Currie and Ms. Nelson comprised the members of this special committee.

Compensation Committee Interlocks and Insider Participation

Neither of the Compensation Committee members, John C. “Bud” Colligan and Jarl Mohn, is or has been a Company officer or employee. None of our named executive officers served during 2006 on the Compensation Committee or on any similar committee of another public company.

Director Compensation

The following table sets forth information with respect to the compensation earned by each of our non-employee directors during the year ended December 31, 2006.

Name of Director	Fees Earned Or Paid in Cash	Option Awards (1)	All Other Compensation	Total
John C. “Bud” Colligan (2)	$48,500	$117,041	—	$165,541
Peter L. S. Currie (3)(7)	$37,000	$115,955	$50,000	$202,955
Jarl Mohn (4)	$41,000	$148,087	—	$189,087
Betsey Nelson (5)(7)(8)	$47,000	$143,490	$50,000	$240,490
Eric P. Robison (6)(8)	$45,500	$117,041	—	$162,541

(1)	In accordance with the terms of our Outside Director Compensation Plan, each director received 20,000 shares underlying an annual option grant on August 2, 2006, with an exercise price of $8.38, the closing sales price of our common stock on such date. The grant date fair value of this grant was $5.32 per share, computed in accordance with Financial Accounting Standards Board Statement 123 R, Share-Based Payments (“FAS 123R”). Please see Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions that we made in determining the valuation of option awards.
(2)	On December 22, 2006, Mr. Colligan agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant whether or not vested as of December 31, 2004. Under this agreement, there was no incremental fair value to any modified option awards as of the modification date, computed in accordance with FAS 123R. Mr. Colligan held 185,000 shares underlying stock options as of December 31, 2006.
(3)	On December 22, 2006, Mr. Currie agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant whether or not vested as of December 31, 2004. Under this agreement, there was no incremental fair value to any modified option awards as of the modification date, computed in accordance with FAS 123R. Mr. Currie held 80,000 shares underlying stock options as of December 31, 2006.
(4)	In addition to the annual option grant to directors, Mr. Mohn received 20,000 shares underlying a stock option grant on October 17, 2006 in connection with his appointment as Chairman of the Board of Directors, with an exercise price of $9.19, the closing sales price of our common stock on such date. The grant date fair value of this grant was $5.83 per share, computed in accordance with FAS 123R. Please see Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions that we made in determining the valuation of option awards. On December 22, 2006, Mr. Mohn agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant whether or not vested as of December 31, 2004. Under this agreement, there was no incremental fair value to any modified option awards as of the modification date, computed in accordance with FAS 123R. Mr. Mohn held 115,000 shares underlying stock options as of December 31, 2006.
(5)	On December 22, 2006, Ms. Nelson agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant whether or not vested as of December 31, 2004. Under this agreement, there was no incremental fair value to any modified option awards as of the modification date, computed in accordance with FAS 123R. Ms. Nelson held 85,000 shares underlying stock options as of December 31, 2006.
(6)	On December 22, 2006, Mr. Robison agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant whether or not vested as of December 31, 2004. Under this agreement, there was no incremental fair value to any modified option awards as of the modification date, computed in accordance with FAS 123R. Mr. Robison held 161,251 shares underlying stock options as of December 31, 2006.
(7)	Mr. Currie and Ms. Nelson each received $50,000 in connection with their service on the special committee of independent directors established by the Board to conduct the internal investigation relating to past option grants, the timing of such grants and related accounting matters.
(8)	Ms. Nelson and Mr. Robison each agreed, with respect to any discount options which were previously exercised, to repay to the Company an amount equal to the difference between the original exercise price and the fair market value of CNET Networks’ common stock on the date of grant of such options, net of taxes. For the purposes of this footnote, a discount option is one which was granted with a per share exercise price below the fair market value of a share of our common stock on the day of grant. The estimated amount of repayment to the Company for the difference between the original exercise price and the fair value of approximately 27,000 options which were previously exercised by Mr. Nelson and Mr. Robison is approximately $16,000 before taxes.

Special Committee Fees

As referenced in footnote 7 to the “Director Compensation” table above, on May 30, 2006, the Board of Directors approved compensation of $50,000 for each of the two members of the special committee of independent directors appointed by the Board to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters.

Outside Director Compensation Plan

Prior to October 2006, each non-employee director received the compensation described below.

•	Annual Cash Retainer

•	An annual retainer of $15,000 payable in cash in equal installments on a quarterly basis, pro-rated for length of service if less than a full quarter; and

•

An annual retainer of $8,000 for the Chair of the Audit Committee and an annual retainer of $5,000 for the Chair of each other committee, payable in cash in equal installments on a quarterly basis, pro-rated for length of service if less than a full quarter.

•	Meeting Fees

•	A fee equal to $2,000 for each Board meeting attended in person or $500 for each Board meeting attended via telephone; and

•	A fee equal to $1,000 for each committee meeting attended in person or via telephone, provided that no fees shall be paid with respect to committee meetings held on the same day as Board meetings;

•	Option Grants

•	An annual option grant in the amount of 20,000 shares made in conjunction with the annual company-wide stock option grant based upon performance to eligible employees; and

•	A one-time option grant in the amount of 60,000 shares made at the time a director joins the Board.

In October 2006, the Board amended our Outside Director Compensation Plan to provide each outside director with the compensation described below:

•	Annual Cash Retainer

•	An annual retainer of $15,000 payable in cash in equal installments on a quarterly basis, pro-rated for length of service if less than a full quarter; and

•

An annual retainer of $10,000 for the Chairman of the Board of Directors, $8,000 for the Chair of the Audit Committee and $5,000 for the Chair of each other committee, payable in cash in equal installments on a quarterly basis, pro-rated for length of service if less than a full quarter.

•	Meeting Fees

•	A fee equal to $2,000 for each Board meeting attended in person and $500 for each Board meeting attended via telephone; and

•

A fee equal to $1,000 for each committee meeting attended either in person or via telephone, provided that no fees shall be paid with respect to committee meetings held in conjunction with Board meetings.

•	Option Grants

•	An annual option grant in the amount of 20,000 shares to all directors made on the same date as the annual company-wide stock option grant based upon performance to eligible employees;

•

An annual option grant in the amount of 20,000 shares to any non-executive Chairman of the Board of Directors, made on the same date as the annual company-wide stock option grant based upon performance to eligible employees, but with the first such grant made on October 17, 2006 upon effectiveness of the revised plan; and

•	A one-time option grant in the amount of 60,000 shares made at the time a director joins our Board.

In December 2006, the Board further amended the plan to provide that grants to outside directors will be made automatically on the date of our annual meeting, rather than in conjunction with our company-wide stock option grant awarded to eligible employees based upon performance . The December amendment also clarified that new outside directors would receive their initial grant on the effective date that the director joins our Board.

All of the options granted to directors under the revised plan are immediately exercisable on the date of grant, but the common stock issued upon exercise remains subject to repurchase by the Company at original cost. With respect to the annual option grant to all directors and the annual option grant to any non-executive chairman, this repurchase right lapses and the optionee’s rights vest in 12 equal monthly installments beginning on the first day of the first month after the effective date of grant. With respect to the one-time option grant to new directors, the repurchase right lapses and 1/3 of the optionee’s rights vest on the first anniversary of the effective date of grant and thereafter the remaining rights vest at the rate of 1/36 per month beginning on the first day of the first month following the first annual vesting, for so long as the optionee remains a director of the Company. In addition, all of these option grants will become fully vested upon any sale of the Company through a merger, recapitalization, reorganization, asset sale, tender offer or similar event.

Directors are entitled to reimbursement of their fees incurred in connection with travel to meetings. In addition, we reimburse directors for fees paid to attend director education events.

As referenced in footnote 4 to the “Director Compensation” table above, Jarl Mohn received 20,000 shares underlying a stock option grant in connection with his appointment as Chairman of the Board, effective October 17, 2006.

PROPOSALS YOU MAY VOTE ON

PROPOSAL ONE:

ELECTION OF CLASS II DIRECTORS

John C. “Bud” Colligan, Jarl Mohn and Mark C. Rosenthal, who are currently Class II Directors, are nominated to be re-elected as Class II Directors at the Annual Meeting. Messrs. Colligan, Mohn and Rosenthal have agreed to be named in this proxy statement and to serve as directors if elected. If elected, Mr. Colligan, Mr. Mohn and Mr. Rosenthal will each hold office until the 2010 annual meeting or until their successors are duly elected and qualified. For more information about Mr. Colligan, Mr. Mohn and Mr. Rosenthal, please see the “Information about Executive Officers and Directors” section of this proxy statement.

Although we do not know of any reason why Messrs. Colligan, Mohn or Rosenthal might not be able to serve, the Board of Directors will propose a substitute nominee or substitute nominees if any of Mr. Colligan, Mr. Mohn or Mr. Rosenthal is not available for election.

THE BOARD URGES STOCKHOLDERS TO VOTE “FOR”

THE NOMINEES FOR CLASS II DIRECTORS SET FORTH ABOVE

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages and positions of our executive officers and directors as of April 27, 2007. We have determined that the current and former executive officers listed below meet the requirements of “named executive officer” under Item 402(a)(3) of Regulation S-K. We will evaluate the roles and responsibilities of new and current officers to determine the identities of our named executive officers for 2007 as we fill existing open positions. The backgrounds of each our 2006 named executive officers and directors are described below the following table.

Name	Age	Position with Company In 2006

Neil M. Ashe (1)(2)	39	Chief Executive Officer and Director; Former Executive Vice President

George E. Mazzotta	47	Chief Financial Officer

Joseph Gillespie	46	Executive Vice President, CNET business unit

Shelby W. Bonnie (3)	42	Former Chairman of the Board, Former Chief Executive Officer and Former Director

Barry D. Briggs (4)	51	Former President and Chief Operating Officer

John C. “Bud” Colligan (5)	52	Director

Peter L. S. Currie (6)	50	Director

Susanne D. Lyons (2)(7)	50	Director

Jarl Mohn (5)(8)	55	Chairman of our Board of Directors; Director

Betsey Nelson (6)	46	Director

Eric P. Robison (2)	47	Director

Mark C. Rosenthal (5)(7)	55	Director

(1)	Mr. Ashe was appointed Chief Executive Officer and appointed to our Board of Directors on October 10, 2006.
(2)	Class I Director (term expires in 2009).
(3)	Mr. Bonnie resigned as Chairman of our Board of Directors and as Chief Executive Officer on October 10, 2006, and resigned as a member of our Board of Directors on March 22, 2007.
(4)	Mr. Briggs resigned as our President and Chief Operating Officer, effective January 12, 2007.
(5)	Class II Director (term expires at the 2007 Annual Meeting).
(6)	Class III Director (term expires in 2008).
(7)	Appointed to our Board of Directors on April 24, 2007.
(8)	Mr. Mohn was appointed Chairman of our Board of Directors on October 10, 2006.

NEIL M. ASHE joined CNET Networks in May 2002 and has served as a Director and our Chief Executive Officer since October 2006. Prior to his current positions, Mr. Ashe served as Executive Vice President, overseeing our Community, Business, International and Channel divisions as well as Corporate Strategy and Development. Prior to joining CNET Networks, Mr. Ashe founded and served as chief executive officer of several start-up companies and held senior positions in private equity and investment banking.

GEORGE E. MAZZOTTA joined CNET Networks as Chief Financial Officer in July 2005. Prior to joining the Company and since June 1994, Mr. Mazzotta served as Senior Vice President, Chief Operating Officer of Gap Inc. International. Prior to that assignment, from 2001 to June 1994, Mr. Mazzotta served as Gap Inc.’s Senior Vice President of Corporate Finance and earlier as Vice President, Chief Financial Officer of Gap Inc.’s Banana Republic brand. Before joining Gap Inc., Mr. Mazzotta spent ten years at Target Corporation, where he worked in a variety of financial and operating capacities.

SHELBY W. BONNIE is a co-founder of CNET Networks and served with the Company as both an executive and a member of our Board of Directors from 1993 to 2006. He served as a director until March 2007, served as our Chief Executive Officer from March 2000 to October 2006 and served as Chairman of the Board of Directors from November 2000 to October 2006. Mr. Bonnie has also held the positions of Chief Operating Officer and Chief Financial Officer of the Company. Prior to joining CNET Networks, Mr. Bonnie held positions at Tiger Management Corporation, a New York based investment managing firm; Lynx Capital, a private equity fund; and in the mergers and acquisitions department of Morgan Stanley & Co. Inc. Mr. Bonnie currently serves on the board of Warner Music Group Corp.

BARRY D. BRIGGS joined CNET Networks through our acquisition of ZDNet in October of 2000 and served as our President and Chief Operating Officer from July 2002 until January 2007. Prior to his last role with the Company, he was President of our U.S. Media division from October 2000 to July 2002. At the time of the acquisition, Mr. Briggs held the position of President of ZDNet. Mr. Briggs previously held various positions in the Ziff-Davis Inc. print publishing business, including Network Director of Corporate Sales, Associate Publisher of Computer Life and Publisher of Family PC magazine. Prior to joining Ziff-Davis, Mr. Briggs held a number of positions at Time Inc., including Director of Marketing and Sales Development at Sports Illustrated, National Sales Manager for Time Magazine and Eastern Regional Director for all Time Inc. magazines.

JOSEPH GILLESPIE joined CNET Networks as Chief Marketing Officer in July 2004. In December 2005, he became Executive Vice President of CNET Networks in charge of our CNET business unit. Prior to joining CNET Networks, Mr. Gillespie served as Executive Vice President, Chief Operating Officer, and acting Chief Executive Officer of TechTV, which he joined in 1999. Before working at TechTV, he was an Executive Vice President of corporate sales and marketing for Ziff-Davis Inc. Mr. Gillespie spent his early career in sports media with companies including CBS Sports, National Broadcasting Company and Sports Information Database, Inc.

JOHN C. “BUD” COLLIGAN became a director of CNET Networks in 1996. Mr. Colligan focuses on software and consumer internet investments at Accel Partners, a venture capital firm, which he joined in 1998. In addition to the Board of Directors at CNET Networks, Mr. Colligan sits on the Board of Directors of Metacafe and Sharpcast. Prior to Accel, he co-founded Macromedia Inc. in 1992 through a merger of Authorware Inc. and Macromind-Paracomp. Mr. Colligan headed Authorware as President and CEO from 1989 to 1992. At Macromedia, he served as CEO from 1992 to 1997, and as Chairman until July 1998. Prior to Macromedia, Mr. Colligan worked at Apple, Inc.’s Macintosh Division from 1983 to 1985 in various product management and marketing roles. From 1985 to 1988, Mr. Colligan headed Apple’s higher education marketing.

PETER L. S. CURRIE became a director of CNET Networks in December 2005. Currently, Mr. Currie is President of Currie Capital LLC, a private investment firm. Before founding Currie Capital, Mr. Currie was a managing member of General Atlantic LLC, a worldwide private equity investment company, where he continues to serve as special advisor. Prior to joining General Atlantic Partners, he was a partner and co-founder of The Barksdale Group, an early stage venture capital firm. From April 1995 until March

1999, Mr. Currie was Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation and also served as Netscape’s Chief Financial Officer. Between April 1989 and March 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc. (predecessor company to AT&T Wireless), including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Prior to joining McCaw, Mr. Currie was a Principal at Morgan Stanley & Co. Incorporated. Mr. Currie is currently serving on the board of directors of Safeco Insurance Companies, Sun Microsystems, Inc. and Clearwire Corp.

SUSANNE D. LYONS became a director of CNET Networks in April 2007. Ms. Lyons is the Executive Vice President and Chief Marketing Officer for Visa U.S.A., where she is responsible for all aspects of brand, advertising, sponsorships and marketing services. Before joining Visa in 2004, Ms. Lyons held senior marketing and general management roles at Charles Schwab & Co. and Fidelity Investments. In her ten-year career at Charles Schwab & Co., she held various marketing and general management positions, including Executive Vice President and Chief Marketing Officer from January 2000 to May 2001, as well as enterprise president of retail client services from March 1997 to January 2000. Ms. Lyons came to Schwab after ten years at Fidelity Investments, where she held positions in mutual funds and brokerage marketing, product development and business strategy.

JARL MOHN, also known as Lee Masters, became a director of CNET Networks in December 2003 and has served as the Chairman of our Board of Directors since October 2006. Mr. Mohn was the founding president of Liberty Digital Inc., a publicly traded subsidiary of Liberty Media Group involved in interactive television, cable television networks and Internet enterprises, and served as its Chief Executive Officer from June 1999 to March 2002. Prior to founding Liberty Digital, he was President and Chief Executive Officer of E! Entertainment Television. From 1986 to 1989, Mr. Mohn was Executive Vice President and General Manager of MTV and VH1. His professional career also included 20 years in radio. Mr. Mohn also serves on the board of directors of E.W. Scripps Company, MobiTV, Inc., and XM Satellite Radio, Inc.

BETSEY NELSON became a director of CNET Networks in 2003. Ms. Nelson most recently was Executive Vice President, Chief Financial Officer and Secretary of Macromedia Inc., a position she had held from November 1997 through the company’s sale to Adobe Systems Incorporated in December 2005. In that capacity, Ms. Nelson was responsible for leading the company’s business functions, including finance, human resources, legal, mergers and acquisitions, and information technology. Prior to joining Macromedia in 1996, Ms. Nelson spent eight years at Hewlett-Packard, where she held a variety of positions in both finance and corporate development. Ms. Nelson currently serves on the board of directors of Hands-On Mobile, Inc. and MarketLive, Inc.

ERIC P. ROBISON became a director of CNET Networks in December 1994. Mr. Robison is currently President of IdeaTrek, Inc., a strategic consulting firm. From January 1994 until January 2002, Mr. Robison served as Business Development Associate of Vulcan, Inc., a venture capital firm. Prior to joining Vulcan, Mr. Robison was co-founder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. Mr. Robison also served in marketing management positions with Ashton-Tate, Inc., El Pollo Loco, McCann Erickson and Doyle Dane Bernbach. Mr. Robison also serves on the board of directors of Cumulus Media, Inc.

MARK C. ROSENTHAL became a director of CNET Networks in April 2007. From June 2005 to December 2006, Mr. Rosenthal served as Chairman and CEO of Interpublic Media, the Interpublic Group of Companies’ media operations. From July 1996 to July 2004, Mr. Rosenthal served as President and Chief Operating Officer of MTV Networks, a division of Viacom International Inc. Prior to becoming President and COO of MTV Networks in 1996, Mr. Rosenthal rose through positions of increasing responsibility in the affiliate sales and marketing organization at MTV Networks and its predecessor company, Warner Amex Satellite Entertainment

Company, ultimately supervising the sales, distribution and marketing for all of MTV Networks’ domestic television networks. Mr. Rosenthal joined Warner Amex Satellite Entertainment Company in 1982. Mr. Rosenthal began his career in media in 1980 at CBS Cable.

Legal Proceedings

Stockholder Derivative Suits

Paskar v. Bonnie, et al., Hutton v. Bonnie, et al., Raniolo v. Bonnie et al. and Berger v. Bonnie, et al.

The purported stockholder derivative complaints, which were consolidated, were filed in the Superior Court of California, County of San Francisco, in 2006 by parties identifying themselves as stockholders of the Company purporting to act on behalf of the Company against our directors and certain of our present and former officers. We were also named as “nominal defendants.” The suits generally allege breaches of fiduciary duty and unjust enrichment arising from stock options granted between 1996 and 2004 and seek monetary damages, disgorgement, rescission of stock options and other relief against the defendants on behalf of the Company. The complaints do not seek monetary damages from, or the imposition of equitable remedies on, the Company. We filed a motion to stay these purported stockholder derivative actions pending before the California Superior Court. At a hearing on January 3, 2007, the Superior Court denied our motion to stay but ordered that no discovery or substantive motion practice shall proceed until further order of the Court.

Melzer v. Bonnie, et al., and Finn v. Bonnie et al.

The purported stockholder derivative complaints, which were consolidated, were filed in the United States District Court for the Northern District of California in 2006 by parties identifying themselves as stockholders of the Company purporting to act on behalf of the Company against our directors and certain of our present and former officers. We are also named as “nominal defendants.” The suits alleged violations of federal securities law arising from stock options granted between 1997 and 2003. The amended complaint seeks unspecific monetary damages, disgorgement, an accounting and a constructive trust and other relief against the defendants on behalf of the Company, including an award of attorneys’ fees and costs. The amended complaint also seeks an order directing us to undertake certain corporate governance procedures.

On April 11, 2007, the District Court granted our motion to dismiss for failure to present a litigation demand, but ordered further briefing from the parties regarding possible discovery. While the District Court indicated that it is inclined to deny leave for plaintiffs to further amend the derivative complaint, the Court reserved its final ruling on that issue. On April 25, 2007, plaintiffs filed a motion for leave to file motion for reconsideration.

For more information regarding these stockholder derivative suits, please see Part I, Item 3, “Legal Proceedings” of our Annual Report on Form 10-K for the year ended December 31, 2006.

STOCK OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of the close of business on March 31, 2007 (unless otherwise indicated) by:

•	Each named executive officer;

•	Each director;

•

Each person whom we know beneficially owns more than 5% of the common stock (based solely, in each case, on Schedule 13D, 13G and 13F filings on file as of on or around the date of this proxy statement); and

•	The directors and named executive officers as a group.

Unless otherwise indicated below, the address for each listed director and named executive officer is CNET Networks, Inc., 235 Second Street, San Francisco, California 94105.

Beneficial Ownership

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)	Percentage of Common Stock Outstanding
Neil M. Ashe (2)	665,436	*
George E. Mazzotta (3)	174,999	*
Joseph Gillespie (4)	210,415	*
Shelby W. Bonnie (5)	10,613,872	6.96%
Barry D. Briggs (6)	4,533	*
John C. “Bud” Colligan (7)	215,100	*
Peter L.S. Currie (8)	80,000	*
Susanne D. Lyons (9)	60,000	*
Jarl Mohn (10)	115,400	*
Betsey Nelson (11)	95,000	*
Eric P. Robison (12)	166,251	*
Mark Rosenthal (13)	60,000	*
Capital Research and Management Company (14)	18,360,000	12.04%
Legg Mason Capital Management, Inc. (15)	13,407,699	8.79%
Mazama Capital Management (16)	10,069,644	6.60%
T. Rowe Price Associates, Inc. (17)	22,227,561	14.57%
All executive officers and directors as a group (12 persons)	12,461,006	8.07%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options and warrants that are exercisable within 60 days of March 31, 2007. Percentages for each beneficial owner are based on 152,546,405 shares outstanding as of the close of business on March 31, 2007. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	The data for Mr. Ashe includes 640,436 shares subject to options that are exercisable within 60 days of March 31, 2007.
(3)	The data for Mr. Mazzotta includes 174,999 shares subject to options that are exercisable within 60 days of March 31, 2007.
(4)	The data for Mr. Gillespie includes 210,415 shares subject to options that are exercisable within 60 days of March 31, 2007.
(5)	Includes 134,234 shares held by trusts for Mr. Bonnie and members of his immediate family’s benefit, as to which Mr. Bonnie disclaims beneficial ownership; and 58,800 shares held by a partnership controlled by Mr. Bonnie, as to which Mr. Bonnie disclaims beneficial ownership.
(6)	The data for Mr. Briggs includes 355 shares held by Mr. Briggs’ wife as to which Mr. Briggs disclaims beneficial ownership.
(7)	The data for Mr. Colligan includes 185,000 shares subject to options that are exercisable within 60 days of March 31, 2007.
(8)	The data for Mr. Currie includes 80,000 shares subject to options that are exercisable within 60 days of March 31, 2007.
(9)	Ms. Lyons was granted options to purchase 60,000 shares on April 24, 2007, which are immediately exercisable but subject to repurchase rights as described above under “Board of Directors and Governance—Director Compensation—Outside Director Compensation Plan.”
(10)	The data for Mr. Mohn includes 115,000 shares subject to options that are exercisable within 60 days of March 31, 2007. Also includes 200 shares held by trust for Mr. Mohn (the “Trust”) and 200 shares held by Alternate Liberty Investment Company, which is owned by the Trust, as to which Mr. Mohn disclaims beneficial ownership.
(11)	The data for Ms. Nelson includes 85,000 shares subject to options that are exercisable within 60 days of March 31, 2007.
(12)	The data for Mr. Robison includes 161,251 shares subject to options that are exercisable within 60 days of March 31, 2007.
(13)	Mr. Rosenthal was granted options to purchase 60,000 shares on April 24, 2007, which are immediately exercisable but subject to repurchase rights as described above under “Board of Directors and Governance—Director Compensation—Outside Director Compensation Plan.”
(14)	The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071-1406. Based solely on information included on a Schedule 13G filed on February 12, 2007, Capital Research and Management Company had sole voting and dispositive power over 18,360,000 of the shares listed above. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 10,655,000 of the shares listed above.

(15)

The address for Legg Mason Capital Management, Inc. is 100 Light Street, 22nd Floor, Baltimore, Maryland 21202-1099. Based solely on information included on a Schedule 13G filed on February 15, 2007, Legg Mason Capital Management, Inc. had shared voting and dispositive power over 13,407,600 of the shares listed above. Legg Mason Special Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940 and managed by Legg Mason Capital Management, Inc., held 11,650,000 of the shares listed above and had shared voting and dispositive power over 11,650,000 of the shares listed above.

(16)	The address for Mazama Capital Management, Inc. is One SW Columbia Street, Suite 1500, Portland, Oregon 97258-2080. Based solely on information included on a Schedule 13G filed on February 8, 2007, Mazama Capital Management, Inc. had sole voting power over 5,679,325 of the shares listed above and sole dispositive power over 10,069,644 of the shares listed above.
(17)	The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202-1009. Based solely on information included on a Schedule 13G filed on February 13, 2007, of the shares listed above, T. Rowe Price Associates, Inc. had sole dispositive power over all the shares listed and sole voting power over 4,621,495 of the shares listed. T. Rowe Price Mid-Cap Growth Fund, Inc. had sole voting power over 8,500,000 of the shares listed. These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

Compensation Committee Report

This Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below in this proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE
John C. “Bud” Colligan, Chair
Jarl Mohn

Compensation Discussion and Analysis

Overview

The Compensation Committee is responsible for overseeing our executive compensation programs. As part of that responsibility, the Committee determines all compensation for the Chief Executive Officer, the Chief Financial Officer, and the other executives named in this proxy statement, which we sometimes refer to collectively as our named executive officers. The Committee is guided by the philosophy that it is important to design compensation packages that attract, retain and motivate highly qualified executives; align employee financial interests with long-term stockholder value creation; and reward exceptional performance. The Committee also believes that our compensation packages should result in financial consequences for both successful and unsuccessful Company performance.

The objectives of our compensation packages are designed to:

•	Encourage and reward the achievement of revenue and income objectives;

•	Measure the accomplishment of strategic initiatives that drive stockholder value;

•	Promote shared accountability across the organization for overall corporate goals; and

•	Recognize the impact that an employee may have on our financial and strategic performance as a result of his or her role and responsibilities and related contributions.

For more information about the Compensation Committee, its members and its responsibilities, please see the “Board of Directors and Governance” section of this proxy statement.

Compensation Review and Approval Process

We have an annual compensation review process for our named executive officers, typically in the summer, in which the Committee evaluates the Company’s overall financial performance and the achievement of individual employee goals. As part of this process, the Committee determines whether changes to the compensation packages of any of the named executive officers are warranted. The most recent review occurred on August 2, 2006, resulting in increases to base salary and target bonus opportunities as described below. In addition, the Committee may review named executive officer compensation periodically throughout the year to ensure that our compensation programs align with those of other companies in our industry with similar financial performance and with which we may compete for talent.

During its review, the Committee analyzes our financial performance and financial goals and the Chief Executive Officer’s performance. In addition, the Chief Executive Officer evaluates the performance of each named executive officer and the Committee reviews these evaluations. In determining the compensation for each of the named executive officers, the Committee examines all components of compensation (as further described below), both individually and in the aggregate for each named executive officer. The Committee also studies external market data that it obtains from compensation survey services, such as the Radford Executive Survey, which publishes quarterly survey results regarding executive compensation in the general technology industry, and from publicly available information from a group of peer companies that it identifies by taking into account market capitalization, geographic location, financial and market performance, and similarity in lines of business. In previous years as well as for 2006, we have measured elements of our compensation packages against those of the companies listed below.

• Amazon.com Inc.	• Monster Worldwide Inc.

• Apple, Inc.	• Netflix, Inc.

• eBay Inc.	• Priceline.com Inc.

• Electronic Arts Inc.	• RealNetworks Inc.

• Google Inc.	• Shutterfly, Inc.

• IAC/InterActiveCorp.	• TheStreet.com Inc.

• InfoSpace Inc.	• Tivo Inc.

• iVillage Inc.	• Yahoo! Inc.

In addition, the Committee hired an independent consulting firm, Compensia, Inc., to make recommendations on elements of our compensation programs to named executive officers, assess the competitiveness of our compensation programs against our peer companies and review our current incentive practices.

The Committee confirms that the relative difference between the Chief Executive Officer’s compensation and the compensation of our other named executive officers is appropriate in light of their responsibilities, experience and contributions to the overall success of the Company and consistent with such differences found at peer companies.

In addition to other considerations, the Committee traditionally has used the compensation package of our co-founder and our former Chief Executive Officer, Shelby W. Bonnie, as a benchmark against which to measure the compensation packages of other named executive officers. Mr. Bonnie served as our Chief Executive Officer from 2000 until his resignation in October 2006 and as such, Mr. Bonnie was our highest paid named executive officer for many years. When compared to other companies in the general technology industry with similar financial and market performance, Mr. Bonnie’s potential 2006 total cash compensation, calculated as base salary plus achievement of a target incentive, as detailed below, was between the 25th and the 50th percentiles, based on market data provided by the Radford Executive Survey effective April 1, 2006. The Committee determined that this was appropriate in light of Mr. Bonnie’s substantial equity holdings in the Company and his repeated requests that the Committee refrain from giving him substantial compensation increases. Please see the “Summary Compensation Table” and “2006 Grants of Plan-Based Awards” table in this proxy statement for more information about Mr. Bonnie’s compensation.

Our compensation packages are also designed to reflect Company financial performance and our growth objectives. In 2006, our growth objectives were tied to revenues and operating income before depreciation, amortization, asset impairment and stock-based compensation expense. In 2006, the Company’s revenues grew by 15% and operating income before depreciation, amortization, asset impairment, stock option expense and stock option investigation costs grew by 22% compared to 2005. In evaluating the total compensation packages of our named executive officers, the Committee specifically considered, and will continue to consider, their individual contributions toward achieving our growth objectives.

Compensation Elements and Benefits

The primary compensation elements for the named executives are base salary, annual performance-based cash bonuses that are tied to the achievement of corporate and/or specific business unit financial targets and long-term equity compensation in the form of stock options. To date, the sole form of equity compensation awarded to named executive officers and employees has been stock options.

The named executive officers do not receive any benefits other than standard benefits available to all U.S. employees, which primarily consist of employer-sponsored coverage in health plans, the opportunity to participate in our 401(k) plan and receive an annual Company match (capped at $1,500 in 2006), the opportunity to participate in our employee stock purchase plan, basic life and accidental death coverage of up to $250,000 each, and disability insurance. The Committee currently does not intend to add any additional elements to the named executive officers’ compensation packages.

In December 2006, we entered into employment agreements with Neil M. Ashe and George E. Mazzotta in light of the Compensation Committee’s recognition of their increased responsibilities and strategic roles following several key management team resignations. The Compensation Committee and the Board approved their agreements to provide greater clarity and certainty as to their responsibilities and related remuneration. Please see the sections entitled Termination, Severance and Change of Control Provisions below and “Employment Contracts, Termination of Employment and Change of Control Arrangements” of this proxy statement for more information about these agreements.

Named Executive Officer Base Salaries

The achievement of short-term goals is rewarded through salaries that are reviewed annually. Named executive officers’ salaries, and any raises, are determined by evaluating the most recent comparative peer data and our overall performance, as well as each officer’s attainment of individual objectives during the preceding year, scope of responsibilities and experience levels. As described above, executive compensation was also measured against the compensation of Mr. Bonnie, our highest paid officer at the time, during our 2006 annual review.

Named Executive Officer Annual Performance Bonuses

The Committee uses variable cash compensation incentive plans to motivate named executive officers toward the accomplishment of our financial goals. The Committee establishes annual incentive plans for the named executive officers, determines which officers will participate and decides whether the performance measures have been met.

In early 2006, the Committee established a 2006 Annual Incentive Plan, which we refer to as the 2006 AIP. The objectives of the 2006 AIP were to tie cash compensation to the market’s view of value creation through the establishment of revenue (“2006 Revenue”) and operating income before depreciation, amortization, asset impairment, and stock-based compensation expense (“2006 Income”) objectives; to develop leadership and promote shared accountability across the organization for overall corporate goals; and to ensure that rewards were appropriate for the level of individual performance and relative to marginal increases in financial performance. In determining the final 2006 Revenue amount, the Committee excluded revenues from 2006 acquisitions and certain foreign transactional tax amounts reported as revenues in our consolidated financial statements. The Committee excluded from the final determination of 2006 Income the impact of asset impairments, expenses associated with our stock option investigation, the expense impact from 2006 acquisitions, certain foreign transactional taxes and costs associated with exiting businesses. The 2006 AIP includes a range of target bonus opportunities (each, a “2006 Target”) for different groups of employees based in part on job title and job responsibilities. At that time, the Committee also determined the 2006 Targets for each of the named executive officers.

The 2006 AIP did not permit payment of any amount unless we achieved a minimum threshold established by the Compensation Committee. Thereafter, the 2006 AIP permitted bonuses to be paid to the participants based on our achievement of 2006 Revenue and 2006 Income objectives. Unlike the majority of the employee pool who were also measured on the achievement of individual strategic objectives, named executive officers, other than Mr. Gillespie, were measured entirely on our overall financial performance rather than the performance of any one business unit, division or department. For named executives other than Mr. Gillespie, 60% of their 2006 Target was tied to the achievement of the 2006 Revenue objective and 40% was tied to the achievement of the 2006 Income objective. As the Executive Vice President of our CNET business unit, 40% of Mr. Gillespie’s 2006 Target was tied to achievement of consolidated results; 40% was tied to CNET’s business unit results; and 20% was tied to the achievement of individual strategic objectives.

In 2006, we achieved the minimum threshold for payment under the 2006 AIP. Based on 2006 Revenue and 2006 Income results, the 2006 AIP used a formula to determine whether payouts under the plan would be between 25% and 300% of a participant’s 2006 Target, the minimum and maximum payout under the plan. No payout greater than 200% on the 2006 Income component could be made unless 150% of the 2006 Revenue was achieved.

The Committee reviewed our performance in 2006 and determined that based on our financial results, the named executive officers excluding Mr. Gillespie should receive up to 43% of their 2006 Targets under the terms of the 2006 AIP. The Committee determined that Mr. Gillespie should receive 50% of his 2006 Target based on the achievement of his individual strategic objective and our financial results under the terms of the 2006 AIP applicable to Mr. Gillespie.

Based on achievement of actual financial results for the first six months of 2006, up to 25% of the participants’ annual 2006 AIP payouts were made in the third quarter of 2006. The remaining 2006 incentive target was paid in the first quarter of 2007 based on actual results for the year.

In December of 2006, the Committee established a 2007 Annual Incentive Plan, which we refer to as the 2007 AIP. The objectives of the 2007 AIP are identical to the 2006 AIP, which is to tie cash compensation to the market’s view of value creation through the establishment of revenue (“2007 Revenue”) and operating income before depreciation, amortization, asset impairment, and stock-based compensation expense (“2007 Income”) objectives; to develop leadership and promote shared accountability across the organization for overall corporate goals; and to ensure that rewards were appropriate for the level of individual performance and relative to marginal increases in financial performance. The 2007 AIP also includes a range of target bonus opportunities (each, a “2007 Target”) for different groups of employees based in part on job title and job responsibilities. Similar to the 2006 AIP, for named executives other than Mr. Gillespie, 60% of their 2007 Target will be tied to the achievement of the 2007 Revenue objective and 40% will be tied to the achievement of the 2007 Income objective. As the Executive Vice President of CNET, 40% of Mr. Gillespie’s 2007 Target will be tied to achievement of consolidated results; 40% will be tied to CNET’s business unit results; and 20% will be tied to the achievement of individual strategic objectives.

In establishing the 2006 Revenue, 2007 Revenue, 2006 Income, 2007 Income, business unit and individual strategic objectives, the Committee believed such measures represented strong performance by our named executive officers and would not be easily achieved. As discussed above, we believe that performance and compensation are integrally tied.

Equity Compensation Grants for New Hires and Awards Based Upon Performance

In connection with our annual and periodic compensation reviews, named executive officers traditionally receive an annual stock option award based upon performance at the same time that other employees receive annual stock option awards based upon performance, generally in late July or early August. The Committee believes that stock options are an important part of overall total compensation because they align the interests of named executive officers and other employees with those of stockholders and create incentives to maximize long-term stockholder value. We have maintained a compensation structure that ties a significant portion of compensation to individual and business performance.

We believe that equity awards have played, and will continue to play, a key role in enabling the Company to achieve its growth objectives. First, they permit us to attract, retain and motivate outstanding and highly skilled individuals in an industry where employees with experience in online media and commerce are in high demand and in a geographic region where many of our competitors have devoted significant resources to attracting, hiring and retaining talented employees. Second, equity compensation aligns the interests of management and employees with the stockholders to create long-term stockholder value. To date, we have exclusively granted stock options and have not granted any full value awards (such as restricted stock or restricted stock units) based on our belief that stock options effectively align the interests of employees and stockholders.

In determining the total amount of stock options to be granted annually to all recipients, including those to named executive officers, the Committee considers each employee’s performance, responsibility and overall compensation; the amount of stock options already held by employees and named executive officers; potential dilution to net income; the number of stock options outstanding and available for grant; the number of shares of common stock outstanding; our performance during the immediately preceding year; and option granting practices (such as grant rates) at peer companies and competitors.

In considering these factors, we targeted a gross grant rate for 2006 under our equity compensation plans of between 2.0% and 3.0% of the number of shares outstanding as of the beginning of the year which we believed to be consistent with other companies in our industry. Certain 2006 stock option grant data is set forth below. The percentages below are based on the number of shares outstanding as of December 31, 2005.

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Stock option grants to all recipients: 5,027,774, or 3.3% of shares outstanding, including a promotional stock option grant of 1,500,000 shares to Mr. Ashe upon his appointment to Chief Executive Officer. Excluding Mr. Ashe’s grant, the percentage would be 2.3% of shares outstanding.

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Stock option grants to named executive officers: 1,875,000 shares, or 1.2% of shares outstanding, including Mr. Ashe’s stock option grant mentioned above. This figure does not include a promotional stock option grant of 300,000 shares approved in December 2006 for Mr. Mazzotta that was effective on January 5, 2007. Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement for more information about these grants to Mr. Ashe and Mr. Mazzotta.

Grant Practices for New Hires and Awards Based Upon Performance

The Committee administers our stock option programs. Each year, the Committee reviews management’s recommendations for the number of shares that the Company intends to target for stock option awards during that calendar year. Thereafter, the Committee approves the total number of options to grant each year and has delegated authority to the Chief Executive Officer or Chief Financial Officer to approve individual new hire, promotional and special stock option grants to employees, provided that no grant to a member of our executive committee or an employee who is an officer subject to Section 16 of the Exchange Act of 1934 may be made without the pre-approval of the Committee.

Options are generally granted on commencement of employment or as part of a broad-based annual grant based upon eligible employees’ individual performance. In some instances, special grants may be awarded as deemed necessary to reward an individual’s outstanding performance. As part of the new hire process, an employee may be awarded a stock option grant based on a Board-approved range of options for that employee’s title and position. Unless otherwise specified, the grant date for new hires is generally the fifth of the month following the month in which the employee is hired. Options are granted regardless of whether we are in a designated window for trading; however, shares underlying options may not be sold (including transactions involving cashless exercises of stock options) unless (i) we are in a designated trading window and the employee is otherwise in compliance with our insider trading policy or (ii) pursuant to an approved SEC Rule 10b5-1 trading plan. We do not otherwise time the granting of options.

Shelby W. Bonnie’s Compensation

As Chief Executive Officer, Mr. Bonnie’s 2006 compensation included the elements listed below:

•	Annual salary from January 1, 2006: $400,000.

•	2006 Target from January 1, 2006: $300,000.

In light of our ongoing efforts to conserve the number of shares granted under our incentive equity plans and his own substantial equity holdings in the Company, Mr. Bonnie requested that the Compensation Committee refrain from granting him stock option awards for 2006 and that the shares designated for him be made available for other employees.

In August 2006, Mr. Bonnie received $58,200 in connection with the mid-year payout of the 2006 AIP plan which limited the payout to no more than 25% of the annual targeted payment. Mr. Bonnie would not have been entitled to any bonus under the 2006 AIP if we had not achieved a minimum threshold established by the Compensation Committee. Due to the fact that we did achieve that minimum threshold under the 2006 AIP, the minimum amount that Mr. Bonnie would have received during 2006 was $75,000 and the maximum that he could have received was $900,000. Mr. Bonnie resigned as an officer of the Company in October 2006 and was therefore not eligible for further payments under the 2006 AIP. Mr. Bonnie was not paid any severance upon his resignation, did not exercise any options after his resignation and voluntarily returned all option awards then outstanding on February 26, 2007.

In determining Mr. Bonnie’s compensation as Chief Executive Officer, the Committee followed the process described above under Compensation Review and Approval Process.

Neil M. Ashe’s Compensation

In his capacity as our Executive Vice President, Mr. Ashe’s 2006 compensation included the elements listed below:

•	Annual base salary from January 1, 2006 – August 1, 2006: $350,000.

•	Annual base salary from August 2, 2006 – October 9, 2006: $375,000.

•	2006 Target from January 1, 2006 – August 1, 2006: $200,000.

•	2006 Target from August 2, 2006 – October 9, 2006: $210,000.

•	August 2006 stock option grant: 100,000 shares.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Ashe’s potential 2006 total cash compensation as Executive Vice President, calculated as blended base salary plus his 2006 Target, was between the 50th and 65th percentiles, based on market data provided by the Radford Executive Survey effective April 1, 2006.

On October 10, 2006, Mr. Ashe was appointed as our Chief Executive Officer. On December 20, 2006, we entered into an Executive Agreement with Mr. Ashe, the terms of which the Committee and our Board approved in recognition of his increased responsibilities as Chief Executive Officer, his leadership during 2006 and his value to our successful performance in the future. Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement and our Current Report on Form 8-K filed December 26, 2006 for more information about Mr. Ashe’s Executive Agreement. Mr. Ashe’s Executive Agreement, among other things, provided for the compensation elements set forth below.

•	Annual base salary: $500,000, effective October 10, 2006.

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2006 Target: target of $400,000 upon achievement of 100% of the Company’s 2006 Revenue and 2006 Income goals and payable in accordance with the terms of the 2006 AIP or a successor annual performance plan, prorated for the length of service as Chief Executive Officer. Under the terms of our 2007 AIP, Mr. Ashe’s potential bonus amount is a range from $0 to $1,200,000. Mr. Ashe will not receive a bonus unless we achieve a minimum threshold established by the Compensation Committee. In the event that we surpass that threshold, Mr. Ashe’s minimum payout would be $100,000.

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Promotional stock option award of 1,500,000 shares in recognition of Mr. Ashe’s increased responsibilities as Chief Executive Officer. Please see footnote 4 to the “2006 Grants of Plan-Based Awards” table in this proxy statement for a description of the vesting schedule of this award.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Ashe’s potential annual total cash compensation, calculated as base salary plus his 2006 Target, as Chief Executive Officer is between the 50th and 65th percentiles, based on market data provided by the Radford Executive Survey effective January 1, 2007.

As disclosed in the “Summary Compensation Table” in this proxy statement, Mr. Ashe was paid $105,244 under the 2006 AIP.

Mr. Ashe would not have been entitled to any bonus under the 2006 AIP if we had not achieved a minimum threshold established by the Compensation Committee. Due to the fact that we did achieve that minimum threshold under the 2006 AIP, the minimum amount that Mr. Ashe could have received during 2006 was $61,763 and the maximum that he could have received was $741,156.

In examining and approving Mr. Ashe’s compensation as Executive Vice President and as Chief Executive Officer, the Committee followed the process described above under Compensation Review and Approval Process. The Committee determined that Mr. Ashe’s base salary provided adequate fixed income as compared to the Company’s peer group; that the 2006 Target and the 2007 Target, when considered with the 2006 AIP and 2007 AIP requirements was a meaningful method to reward or penalize Mr. Ashe commensurate with our financial performance; and that the stock option award provided appropriate incentive to align Mr. Ashe’s incentives with those of our stockholders to maximize long-term stockholder value.

George E. Mazzotta’s Compensation

As Chief Financial Officer, Mr. Mazzotta’s 2006 compensation included the elements listed below:

•	Annual base salary from January 1, 2006 – August 1, 2006: $350,000.

•	Annual base salary from August 2, 2006 – December 19, 2006: $360,000.

•	2006 Target from January 1, 2006 – August 1, 2006: $200,000.

•	2006 Target from August 2, 2006: $210,000.

•	August 2006 stock option grant: 100,000 shares.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Mazzotta’s potential annual total cash compensation, calculated as blended base salary plus his 2006 Target, as Chief Financial Officer is above the 75th percentile, based on market data provided by the Radford Executive Survey effective April 1, 2006.

On December 20, 2006, we entered into an Employment Agreement with Mr. Mazzotta, the terms of which the Committee and the Board approved in recognition of his strategic role following certain key executive resignations, his leadership during 2006 and his value to our successful performance in the future. Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement and our Current Report on Form 8-K filed December 26, 2006 for more information about Mr. Mazzotta’s Employment Agreement. Mr. Mazzotta’s Employment Agreement, among other things, provided for the compensation elements set forth below.

•	Annual base salary: $410,000, effective December 20, 2006.

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2006 Target: target of $210,000 upon achievement of 100% of the Company’s 2006 Revenue and 2006 Income goals and payable in accordance with the terms of the 2006 AIP or a successor annual performance plan. Under the terms of our 2007 AIP, Mr. Mazzotta’s potential bonus amount is a range from $0 to $630,000. Mr. Mazzotta will not receive a bonus unless we achieve a minimum threshold established by the Compensation Committee. In the event that we surpass that threshold, Mr. Mazzotta’s minimum payout would be $52,500.

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Promotional stock option award of 300,000 shares, effective January 5, 2007 in recognition of Mr. Mazzotta’s strategic role. Please see footnote 5 to the “2006 Grants of Plan-Based Awards” table in this proxy statement for a description of the vesting schedule of this award.

•	Special bonus of $150,000 if Mr. Mazzotta remains an employee through December 31, 2007, payable on December 31, 2007.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Mazzotta’s potential annual total cash compensation (as set forth in his Employment Agreement and calculated as base salary plus his 2006 Target) as Chief Financial Officer is above the 75th percentile, based on market data provided by the Radford Executive Survey effective January 1, 2007.

As disclosed in the “Summary Compensation Table” in this proxy statement, Mr. Mazzotta was paid $86,888 under the 2006 AIP. Mr. Mazzotta would not have been entitled to any bonus under the 2006 AIP if we had not achieved a minimum threshold established by the Compensation Committee. Due to the fact that we did achieve that minimum threshold under the 2006 AIP, the minimum blended amount that Mr. Mazzotta could have received during 2006 was $50,991 and the maximum that he could have received was $611,886. Under the terms of Mr. Mazzotta’s offer of employment (as described in our Current Report on Form 8-K filed March 14, 2005), his bonus for 2006 was guaranteed at a minimum of $100,000. Accordingly, in addition to payment under the 2006 AIP, Mr. Mazzotta received an additional $13,112 in bonus for 2006.

In examining and approving Mr. Mazzotta’s compensation as Chief Financial Officer, the Committee followed the process described above under Compensation Review and Approval Process. The Committee determined that Mr. Mazzotta’s base salary provided adequate fixed income as compared to our peer group; that the 2006 Target and 2007 Target, when considered with the 2006 AIP and 2007 AIP requirements was a meaningful method to reward or penalize Mr. Mazzotta commensurate with our overall financial performance; and that the stock option award provided appropriate incentive to align Mr. Mazzotta’s incentives with those of our stockholders to maximize long-term stockholder value.

Barry D. Briggs’ Compensation

As President and Chief Operating Officer, Mr. Briggs’ 2006 compensation included the elements listed below:

•	Annual base salary from January 1, 2006 – August 1, 2006: $365,000.

•	Annual base salary from August 2, 2006: $375,000.

•	2006 Target from January 1, 2006 – August 1, 2006: $241,500.

•	2006 Target from August 2, 2006: $245,000.

•	August 2006 stock option grant: 100,000 shares.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Briggs’ potential annual total cash compensation, calculated as blended base salary plus his 2006 Target, as President and Chief Operating Officer was between the 50th and 65th percentiles, based on market data provided by the Radford Executive Survey effective April 1, 2006.

As disclosed in the “Summary Compensation Table” in this proxy statement, Mr. Briggs was paid $103,470 under the 2006 AIP. Mr. Briggs would not have been entitled to any bonus under the 2006 AIP if we had not achieved a minimum threshold established by the Compensation Committee. Due to the fact that we did achieve that minimum threshold under the 2006 AIP, the minimum amount that Mr. Briggs could have received was $60,722 and the maximum that he could have received was $728,660.

In examining and approving Mr. Briggs’ compensation as President and Chief Operating Officer, the Committee followed the process described above under Compensation Review and Approval Process. Based on survey information provided by the Radford Executive Survey effective April 1, 2006, Mr. Briggs’ 2006 Target would place his bonus compensation between the 50th and 65th percentiles of the benchmark companies included in the survey. The Committee determined that Mr. Briggs’ base salary provided adequate fixed income as compared to our peer group; that the 2006 Target, when considered with the 2006 AIP requirements was a meaningful method to reward or penalize Mr. Briggs commensurate with our overall financial performance; and that the stock option award provided appropriate incentive to align Mr. Briggs’ incentives with those of our stockholders to maximize long-term stockholder value.

On December 21, 2006, we entered into a General Release and Separation Agreement with Mr. Briggs in connection with his resignation from the Company, which was effective January 12, 2007. Pursuant to the separation agreement, Mr. Briggs was paid severance in the amount of $750,000 upon his resignation. The Committee determined his severance amount was appropriate based on Mr. Briggs’ position and length of service to the Company. Mr. Briggs remained eligible for, and received, his 2006 AIP bonus, which was paid at the same time that bonuses were paid to the other named executive officers. Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement and our Current Report on Form 8-K filed December 26, 2006 for a description of Mr. Briggs’ separation agreement.

Joseph Gillespie’s Compensation

As Executive Vice President of CNET, Mr. Gillespie’s 2006 compensation included the elements listed below:

•	Annual base salary from January 1, 2006 – August 1, 2006: $365,000.

•	Annual base salary from August 2, 2006: $375,000.

•	2006 Target from January 1, 2006 – August 1, 2006: $200,000.

•	2006 Target from August 2, 2006: $210,000.

•	August 2006 stock option grant: 75,000 shares.

When compared to other companies in the general technology industry with similar financial and market performance, Mr. Gillespie’s potential annual total cash compensation, calculated as blended base salary plus his 2006 Target, as Executive Vice President of our CNET business unit is above the 75th percentile, based on market data provided by the Radford Executive Survey effective April 1, 2006.

As disclosed in the “Summary Compensation Table” in this proxy statement, Mr. Gillespie was paid $101,491 under the 2006 AIP. Mr. Gillespie would not have been entitled to any bonus under the 2006 AIP if we had not achieved a minimum threshold established by the Compensation Committee. Due to the fact that we did achieve that minimum threshold under the 2006 AIP, the minimum blended amount that Mr. Gillespie could have received was $50,991 and the maximum that he could have received was $611,886.

In examining and approving Mr. Gillespie’s compensation as Executive Vice President, CNET, the Committee followed the process described above under Compensation Review and Approval Process. Based on survey information provided by the Radford Executive Survey effective April 1, 2006, Mr. Gillespie’s 2006 Target would place his bonus compensation above the 75th percentile of the benchmark companies included in the survey. The Committee determined that Mr. Gillespie’s base salary provided adequate fixed income as compared to our peer group; that the 2006 Target, when considered with the 2006 AIP requirements was a meaningful method to reward or penalize Mr. Gillespie commensurate with the Company’s overall financial performance as well as the performance and contribution of his business unit and his individual strategic objectives; and that the stock option award provided appropriate incentive to align Mr. Gillespie’s incentives with those of our stockholders to maximize long-term stockholder value.

Termination, Severance and Change of Control Provisions

According to the terms of our Employment Agreement with Mr. Ashe, in the event that his employment is terminated without cause or for good reason, he will be entitled to the severance benefits listed below:

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Base salary through the date of termination. In addition, we shall pay to him all other amounts to which he is entitled under any compensation plan of the Company on the date of termination, including payments for accrued but unused vacation.

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Subject to certain conditions, a single lump sum payment equal to 12 months of his then-current base salary plus a pro rata portion of his annual bonus for the year in which he terminates employment based on the number of completed days of such year prior to the date of termination and determined assuming all applicable performance targets are attained at the 100% level.

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Should the termination occur within the 12-month period after the consummation of a change of control, Mr. Ashe will immediately become vested with respect to 100% of the options that he then holds. Notwithstanding the foregoing, Mr. Ashe may reject such immediate vesting and/or surrender vested options to the extent such vesting, together with any other payments in which Mr. Ashe may become entitled in connection with such change of control, could result in the imposition of an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986.

Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement and our Current Report on Form 8-K filed December 26, 2006 for more information about Mr. Ashe’s Employment Agreement.

According to the terms of Mr. Mazzotta’s Executive Agreement, in the event that his employment is terminated without cause or for good reason, he will be entitled to the following severance benefits: should the termination occur within the 12-month period after the consummation of a change of control, Mr. Mazzotta will immediately become vested with respect to 100% of the options that he then holds. Notwithstanding the foregoing, Mr. Mazzotta may reject such immediate vesting and/or surrender vested options to the extent such vesting, together with any other payments in which Mr. Mazzotta may become entitled in connection with such change of control, could result in the imposition of an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986.

Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement and our Current Report on Form 8-K filed December 26, 2006 for more information about Mr. Mazzotta’s Executive Agreement.

Since October 2001, the terms of our stock option agreements with our named executive officers, including Barry D. Briggs and Joseph Gillespie, have provided for the acceleration of 18 months of unvested options should an involuntary termination occur within one year following a change of control. Please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement for more information regarding such provisions.

The Committee believes that these severance and change of control arrangements are competitive with those of other companies in our industry and that they will provide security to our executives whose leadership and experience will be crucial to maximize stockholder value during the course of ordinary business and in the event of a change of control.

Securities Trading Policy

As part of our insider trading policy, executives and other employees may not engage in any short-term or speculative transactions in our securities or in other transactions in our securities. This includes “short sales” of our securities (sales of securities that are not then owned), transactions in “puts,” “calls” or other derivative securities (rights to buy or sell securities at a certain specified price within a certain period of time) on an exchange or in any other organized market, and certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts. In addition, executives and other employees are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless they can demonstrate sufficient financial capacity to repay the loan without resort to a sale of our securities.

Compensation Conclusion

The Committee determined that the total compensation of each of the named executive officers in 2006 was reasonable and not excessive. In making this determination, the Committee specifically considered our financial performance, each named executive officer’s past contributions and future value to our goals, and compensation at peer companies. The Committee will continue to monitor our compensation programs to ensure that they remain consistent with our compensation objectives.

Summary Compensation Table

The following table sets forth information with respect to the compensation earned by each of our current Chief Executive Officer, our Chief Financial Officer, the Executive Vice President of our CNET business unit, our former Chief Executive Officer and our former President and Chief Operating Officer (the named executive officers) for the year ended December 31, 2006.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary	Bonus	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Neil M. Ashe (5)	2006	$385,865	—	$1,347,220	$105,244	$12,558	$1,850,887
Chief Executive Officer

George E. Mazzotta (6)	2006	$353,962	$13,112	$691,964	$86,888	$6,460	$1,152,385
Chief Financial Officer

Joseph Gillespie	2006	$368,962	—	$547,990	$101,491	$10,896	$1,029,339
Executive Vice President, CNET

Shelby W. Bonnie (7)	2006	$353,846	—	$288,496	$58,200	$39,038	$739,580
Former Chairman of the Board, Director and Chief Executive Officer

Barry D. Briggs (8)	2006	$368,962	—	$843,189	$103,470	$764,058	$2,079,678
Former President and Chief Operating Officer

(1)	We have determined that the current and former executive officers listed in this table meet the requirements of “named executive officer” under Item 402(a)(3) of Regulation S-K. We will evaluate the roles and responsibilities of new and current officers to determine the identities of our named executive officers for 2007 as we fill existing open positions.
(2)	The dollar amount recognized for financial statement reporting purposes as computed in accordance with FAS 123R. Please see Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions that we made in determining the valuation of option awards.
(3)	Includes amounts earned under the 2006 Annual Incentive Plan for each of our named executive officers during the specified year, regardless of whether amounts were actually paid in such year. Our annual incentive plans provide that a portion of the named executive officer bonuses will be paid in the first half of the year for achievements realized through the payment date. The remainder of the bonuses are paid in the following year assuming based on actual Company and individual performance, if applicable.
(4)	The amounts shown are comprised of health insurance premiums and up to $1,500 in Company match of 401(k) contributions. These are standard benefits available to all U.S. employees. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer. In addition, Mr. Bonnie received $26,104 in accrued and earned vacation paid upon his resignation as our Chief Executive Officer.
(5)	Mr. Ashe was appointed as Chief Executive Officer on October 10, 2006. He does not receive compensation in connection with his role as a member of the Board of Directors.
(6)	Under the terms of Mr. Mazzotta’s offer of employment, his bonus for 2006 was guaranteed at a minimum of $100,000. Accordingly, in addition to his $86,888 payment under the 2006 AIP, Mr. Mazzotta received an additional $13,112 in bonus for 2006.
(7)	Mr. Bonnie resigned as Chairman of the Board and Chief Executive Officer on October 10, 2006 and as a member of the Board of Directors on March 22, 2007. He was not eligible for the second half of his 2006 AIP payment. He did not receive compensation in connection with his role as a member of the Board of Directors.
(8)	Mr. Briggs resigned as President and Chief Operating Officer, effective January 12, 2007. Pursuant to his General Release and Separation Agreement, Mr. Briggs was paid $750,000 upon his termination in 2007, which is reflected under “All Other Compensation.” For more information, please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement.

2006 Grants of Plan-Based Awards

		Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards (3)
Name and Principal Position	Grant Date	Threshold	Target	Maximum
Neil M. Ashe (4)	8/2/2006				100,000	$8.38	$532,000
Chief Executive Officer	10/17/2006				1,500,000	$9.19	$8,745,000
		$61,763	$400,000	$741,156

George E. Mazzotta (5)	8/2/2006				100,000	$8.38	$532,000
Chief Financial Officer		$50,991	$210,000	$611,886

Joseph Gillespie	8/2/2006				75,000	$8.38	$399,000
Executive Vice President, CNET business unit		$50,991	$210,000	$611,886

Shelby W. Bonnie (6)	—				—	—	—
Former Chairman of the Board, Director and Chief Executive Officer		$75,000	$300,000	$900,000

Barry D. Briggs	8/2/2006				100,000	$8.38	$532,000
Former President and Chief Operating Officer		$60,722	$245,000	$728,660

(1)	Please see the “Summary Compensation Table” in this proxy statement for amounts earned by each named executive officer under the Company’s 2006 non-equity incentive plans and the “Compensation Discussion and Analysis” section of this proxy statement for more information regarding threshold, target and maximum payment calculations.
(2)	Unless otherwise noted in these footnotes, all options vest 1/4 on the first anniversary of grant and 1/48 per month thereafter.
(3)	The grant date fair value of each equity award is computed in accordance with FAS 123R. On December 20, 2006, the named executive officers agreed to amend the exercise price of stock options unvested as of December 31, 2004 which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant. There was no incremental fair value to any modified option awards, computed in accordance with FAS 123R.
(4)	Mr. Ashe’s stock option grant on October 17, 2006 vests 1/4 one year from his date of service of October 10, 2006 and 1/48 per month thereafter.
(5)	Pursuant to Mr. Mazzotta’s December 20, 2006 employment agreement, on January 5, 2007, Mr. Mazzotta was granted a stock option to purchase 300,000 shares of our common stock, with the same vesting schedule as noted in footnote 2 of this table.
(6)	In 2006, as in prior years, Mr. Bonnie requested we refrain from granting him stock option awards and that the shares designated for him be made available for other employees. Mr. Bonnie resigned as Chairman of our Board of Directors and Chief Executive Officer on October 10, 2006 and as a member of our Board of Directors on March 22, 2007.

Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for details regarding the information contained in the “Summary Compensation Table” and the “2006 Grants of Plan-Based Awards” table.

Amendments to Stock Option Agreements

On December 20, 2006, certain of our executive officers holding stock options, including Neil M. Ashe, Barry D. Briggs and Joseph Gillespie, each entered into agreements pursuant to which they agreed to amend the exercise price of stock options which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant (which we refer to as discount options) to the extent not vested as of December 31, 2004. Under these agreements, the amended exercise prices of such options will be equal to, and in no event less than, the fair market value of a share of our common stock on the date of grant of each option.

Shelby W. Bonnie, our former Chairman, member of our Board of Directors and Chief Executive Officer, entered into a similar agreement to those entered into by certain of our directors as detailed below, except that Mr. Bonnie’s agreement also extended the period during which he could exercise vested options subsequent to his resignation until the later of the 30-day period measured from the first date each option can be exercised in compliance with applicable federal securities laws and in conformity with the applicable standards under Internal Revenue Code Section 409A, and February 8, 2007, but in no event later than the expiration date of the maximum term of each option. Mr. Bonnie’s agreement did not provide for the repayment of amounts related to previously exercised options because Mr. Bonnie had not exercised any options. On February 26, 2007, we accepted Mr. Bonnie’s offer to voluntarily return all option awards that were then outstanding.

Certain non-executive members of our Board of Directors (John C. “Bud” Colligan, Peter L. S. Currie, Jarl Mohn, Betsey Nelson and Eric P. Robison) each entered into similar agreements to those entered into by the executive officers described above except that each non-executive director also agreed to reprice any discount option (whether or not vested as of December 31, 2004) and, with respect to any discount options which were previously exercised, to repay to the Company an amount equal to the difference between the original exercise price and the fair market value of our common stock on the date of grant of such options, net of taxes.

For a discussion of our employment agreements with our named executive officers, please see the “Employment Contracts, Termination of Employment and Change of Control Arrangements” section of this proxy statement.

Outstanding Equity Awards as of December 31, 2006

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2006.

	Option Awards (1)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (2)	Option Expiration Date
Neil M. Ashe	160,000	—	$2.79	6/5/2012
	75,000	—	$4.67	6/24/2013
	100,000	25,000	$5.71	6/24/2013
	137,500	62,500	$10.89	3/29/2014
	50,750	33,250	$8.98	7/22/2014
	10,000	10,000	$10.85	12/21/2014
	41,666	83,334	$13.44	8/3/2015
	—	100,000	$8.38	8/2/2016
	—	1,500,000	$9.19	10/17/2016

George E. Mazzotta	133,333	266,667	$13.41	8/5/2015
	—	100,000	$8.38	8/2/2016

Joseph Gillespie	90,625	59,375	$8.98	7/22/2014
	49,999	50,001	$10.85	12/21/2014
	33,333	66,667	$13.44	8/3/2015
	—	75,000	$8.38	8/2/2016

Shelby W. Bonnie (3)	6,812	—	$58.69	4/28/2009
	93,188	—	$58.69	4/28/2009
	4,066	—	$24.63	4/17/2010
	195,934	—	$24.63	4/17/2010
	400,000	—	$10.72	10/8/2011
	250,000	—	$5.71	6/24/2013

Barry D. Briggs	15,748	—	$7.23	12/21/2008
	57,162	—	$7.23	12/21/2008
	3,463	—	$28.87	7/31/2010
	26,196	—	$28.87	7/31/2010
	2,765	—	$31.71	7/7/2009
	2,966	—	$35.82	9/30/2009
	15,030	—	$31.71	7/7/2009
	29,660	—	$33.72	12/17/2009
	13,357	—	$11.27	9/23/2008
	1,907	—	$11.27	6/25/2008
	300,000	—	$18.88	10/18/2010
	109,791	31,251	$5.71	6/24/2013
	68,749	31,251	$10.89	3/29/2014
	50,750	33,250	$8.98	7/22/2014
	10,000	10,000	$10.85	12/21/2014
	41,666	83,334	$13.44	8/3/2015
	—	100,000	$8.38	8/2/2016

(1)	All outstanding unvested options vest 1/4 on the first anniversary of grant and 1/48 per month thereafter, other than Mr. Ashe’s stock option grant of 1,500,000 shares, 1/4 of which vests one year from his date of service of October 10, 2006 and 1/48 per month thereafter.
(2)	On December 22, 2006, the named executive officers agreed to amend the exercise price of stock options vested as of December 31, 2004 which were granted with per share exercise prices below the fair market value of a share of our common stock on the date of grant. There was no incremental fair value to any modified option awards, computed in accordance with FAS 123R.
(3)	On February 26, 2007, we accepted Mr. Bonnie’s offer to voluntarily return all option awards that were then outstanding.

2006 Option Exercises

The following table sets forth information regarding the exercise of stock options by our named executive officers as of December 31, 2006.

Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise
Neil M. Ashe	—	—

George E. Mazzotta	—	—

Joseph Gillespie	—	—

Shelby W. Bonnie	—	—

Barry D. Briggs (1)	120,000	$1,305,996

(1)	On February 9, 2006, Mr. Briggs exercised (a) 110,000 shares with an exercise price of $3.42 per share and a weighted average sales price of $14.3924 per share and (b) 10,000 shares with an exercise price of $4.67 per share and a weighted average sales price of $14.5732 per share.

Employment Contracts, Termination of Employment and Change of Control Arrangements

The section below describes the potential payments that may be made to our named executive officers upon termination or a change of control, pursuant to individual agreements or otherwise. In addition to the below, each of the named executive officers is eligible for our standard severance plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) applicable to all employees in the event that his position were to be eliminated in connection with a significant reorganization or restructuring. The ERISA plan benefits applicable to our named executive officers generally provides that eligible employees at the level of Vice President and above may elect to receive four weeks pay or three weeks pay per year of service (with a minimum of 16 weeks and a maximum of 32 weeks pay).

The “Potential Payments Upon Termination or Change of Control Assuming Occurrence on December 31, 2006” table below estimates amounts that could be realized and/or payable to our named executive officers assuming certain events as of December 31, 2006, using the closing sales price of our common stock on such date ($9.09), and assuming the named executive officers could have exercised stock options and sold such underlying shares in compliance with applicable federal securities laws and in conformity with the applicable standards under Internal Revenue Code Section 409A. We cannot assure you that a termination or change of control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Potential Payments Upon Termination or Change of Control Assuming Occurrence on December 31, 2006
Name	Voluntary Termination, Death, Disability, Termination for Cause (1)	Involuntary Termination within One Year of Change of Control (2)(3)	Termination without Cause/For Good Reason (4)	Termination Without Cause/for Good Reason within One Year of Change of Control (3)(5)
Neil M. Ashe	$1,683,083	N/A	$2,583,083	$2,742,240

George E. Mazzotta	—	N/A	N/A	$71,000

Joseph Gillespie	$9,969	$40,563	N/A	N/A

(1)	The value shown is the amount realized assuming exercise of all outstanding vested options as of December 31, 2006, with an exercise price at or below $9.09, the closing sales price of our common stock on such date and the sale of the common stock issuable upon exercise of such options at such closing sales price. In addition, each executive would receive any earned but unpaid base salary and unpaid vacation accrued until December 31, 2006. The executives would not be eligible for their second half 2006 AIP payment under these assumptions. These payments would be available to all employees upon termination.
(2)	All options granted to each of our executive officers since October 2001 (other than with respect to options granted to Mr. Ashe and Mr. Mazzotta, which options are governed by the terms of their employment agreements) provide that if such officer’s employment is involuntarily terminated within one year following certain change of control transactions, then 18 months of unvested options will immediately vest upon such officer’s termination. Please see the “Option Agreements with Named Executive Officers” section below for definitions used in this column.
(3)	The value shown is the amount in the first column plus the amount realized assuming exercise of all accelerated options as of December 31, 2006, with an exercise price at or below $9.09, the closing sales price of our common stock on such date.
(4)	Mr. Ashe's employment agreement provides for a lump sum severance payment equal to 12 months of his base salary plus a pro-rata portion of his current year annual bonus should he be terminated without cause or if he terminated his employment for good reason. The value shown also includes the amount in the first column. Please see the “Employment Agreements with Neil M. Ashe and George E. Mazzotta” section below for definitions used in this column.
(5)	Mr. Ashe’s and Mr. Mazzotta’s employment agreements provide for acceleration of all unvested options should they be terminated without cause or if they terminate their employment for good reason during the 12-month period following a change of control. The value shown for Mr. Ashe also includes his lump sum severance payment.

Option Agreements with Named Executive Officers

All options granted to each of our executive officers since October 2001, other than options granted to Mr. Ashe and Mr. Mazzotta, which are governed by the terms of their employment agreements described below, provide that if such officer’s employment is involuntarily terminated within one year following change of control transactions, then 18 months of unvested options will immediately vest upon such officer’s termination.

For the purposes of these option agreements, involuntary termination generally includes:

•	termination not based on disability, death or “cause” (to be described below);

•	a reduction in base salary or target bonus by more than 10%; and

•	relocation of employment by more than 30 miles without such officer’s consent.

For the purposes of these option agreements, “cause” generally includes:

•	a continued failure to substantially perform the officer’s duties (other than because of a disability) for more than 10 days following written notice by the Company;

•	dishonesty in the performance of the officer’s duties;

•	an act constituting a felony or a misdemeanor involving moral turpitude;

•	willful malfeasance or willful misconduct in connection with the officer’s duties or an act or omission which materially injures our financial condition or business reputation; and

•	breach of any employment agreement, or any non-compete, non-solicitation or confidentiality provisions to which the officer is subject.

The terms of these option agreements also include (i) a non-solicitation provision which states the officer will not, except as authorized by us, during his employment with the Company and for a twelve month period thereafter, recruit or solicit for employment any person who was our employee within a six month period preceding the solicitation; and (ii) a confidentiality provision which survives termination of the agreement and states the officer may not generally disclose or use our confidential information.

On December 20, 2006, Mr. Bonnie entered into an agreement to amend his option agreements as described above under the “Amendments to Stock Option Agreements” section of this proxy statement. Any unvested options Mr. Bonnie held were cancelled once he was no longer our employee. On February 26, 2007, we accepted Mr. Bonnie’s offer to voluntarily return all vested option awards that were then outstanding.

Employment Agreements with Neil M. Ashe and George E. Mazzotta

The following definitions are used for the purposes of Mr. Ashe’s and Mr. Mazzotta’s employment agreements.

“Cause” generally includes:

•	willful and material failure substantially to perform his duties to the Company (other than as a result of a disability) or willful and material failure to follow the lawful direction of the Board;

•	material dishonesty in the performance of his duties;

•	conviction of a felony;

•	willful and material misconduct in connection with his duties or any willful act or omission that materially injures our financial condition or business reputation; and

•	willful and material breach of this agreement or any non-compete, non-solicitation or confidentiality provisions to which the officer is subject.

Any act or omission that constitutes a termination for cause shall not constitute a termination for cause if we do not send the officer a notice of termination within 45 days of the event; or with regard to the first and last bullet above, if the officer cures the act or omission within 20 days after delivery of the notice.

“Termination for good reason” generally includes the officer’s resignation from the Company other than as a result of his death, disability or for cause, provided that his resignation occurs within 90 days after the occurrence of:

•	a reduction in base salary, target bonus or benefits;

•	assignment or removal of duties or responsibilities that result in a material dimunition in overall duties, authority or scope of responsibilities;

•	relocation of employment by more than 30 miles without the officer’s consent; or

•	failure of a successor upon a change of control to assume in writing and without qualification all obligations under his employment agreement.

Any event that constitutes grounds for a resignation for good reason shall not constitute a resignation for good reason if the officer does not send us a notice of termination within 45 days of the event; or we reverse the action or cure the default within 20 days after delivery of the notice.

A “change of control” generally consists of:

•	an acquisition of beneficial ownership representing 50% or more of the voting power of our then outstanding voting securities other than

•	an acquisition by our trustee or other fiduciary holding securities under our employee benefit plan or related trust,

•	an acquisition of voting securities by us or our stockholders (in substantially the same proportions as their ownership of our stock), or

•	an acquisition of voting securities pursuant to the third bullet hereof that would not be a change of control;

•

incumbent Board members ceasing to be a majority of the Board, provided that directors whose election or nomination for election was approved by at least a majority of the directors then comprising the incumbent Board shall be considered members of the incumbent Board;

•

a merger, consolidation, reorganization or other business combination or a sale or other disposition of all or substantially all or our assets or the acquisition of assets or stock of another entity (other than a transaction whereby

•	our voting securities after the transaction represent at least 50% of any successor entity’s outstanding voting securities,

•	after which more than 50% of the successor entity’s board were members of our incumbent Board approving the transaction; and

•	after which no party beneficially owns 50% or more of the successor entity’s voting securities); or

•	a liquidation or dissolution of the Company.

Employment Agreement with Neil M. Ashe

On December 20, 2006, we entered into an Employment Agreement with Neil M. Ashe, our Chief Executive Officer. Mr. Ashe’s employment agreement provides that he will be paid a base salary of $500,000 and will be entitled to receive an annual performance bonus of up to $400,000, payable upon achievement of 100% of performance goals and objectives determined by the Board in its discretion. Unless otherwise provided, this bonus will be paid in accordance with our annual incentive plan or any successor plan. In addition, Mr. Ashe will be eligible to participate in our employee benefit plans of general application and will receive such other benefits as we generally provide to our other employees.

The employment agreement acknowledges the terms of the grant made on October 17, 2006 of options to purchase 1,500,000 shares of our common stock. The agreement provides that the options have a 10-year term, subject to early expiration in the event Mr. Ashe’s employment is terminated, and will vest and become exercisable as to 25% of the shares upon Mr. Ashe’s completion of one year of service measured from October 10, 2006, and will thereafter vest as to 1/48th of the shares in substantially equal monthly installments.

The employment agreement provides that if Mr. Ashe’s employment is terminated without cause or if Mr. Ashe terminates his employment for good reason, in addition to any other amounts he is entitled under any compensation plan or practice of the Company on the date of termination, we will make a lump sum severance payment to Mr. Ashe equal to twelve months of his base salary in effect immediately prior to the termination, plus a pro rata portion of his current year annual bonus, determined assuming all applicable performance targets are attained at the 100% level. Assuming Mr. Ashe was terminated without cause or had terminated his employment for good reason as of December 31, 2006, based upon his current base salary and annual bonus (assuming full payment), the lump sum severance payment to him would be $900,000.

Furthermore, in the event that Mr. Ashe’s employment is terminated without cause or Mr. Ashe terminates his employment for good reason, in each case, during the twelve-month period following a change of control, then in addition to the standard benefits and the severance payment noted above, so long as Mr. Ashe executes an effective release of claims against the Company and resigns from the Board and all affiliated boards or committees thereof, all of Mr. Ashe’s outstanding unvested stock options will immediately vest. Assuming Mr. Ashe was terminated without cause or had terminated his employment for good reason following a change of control as of December 31, 2006, based upon all of Mr. Ashe’s then outstanding stock options, the value realized upon exercise of all such accelerated options with an exercise price at or below the closing sales price of our common stock on such date would be $159,158, calculated using the closing price of our common stock on such date. The employment agreement provides that Mr. Ashe may, in his discretion, reject this immediate vesting or surrender vested options to the extent that the vesting, together with any other payments to which he may be entitled in connection with the change of control, could result in the imposition of an excise tax under Sections 280G and 4999 of the Code.

Should Mr. Ashe’s employment with us be terminated as a result of death, disability, at his election (other than what would constitute a termination for good reason) or a termination for cause, then Mr. Ashe shall not be entitled to any benefits other than any amounts realized upon any exercise of his outstanding vested options, earned but unpaid base salary and any unpaid vacation accrued as of the date of termination, plus all other amounts Mr. Ashe would be entitled under any compensation plan or practice of the Company in effect as of such date.

In addition, Mr. Ashe has signed an Employment, Proprietary Information and Invention Assignment Agreement that covers protection of our proprietary information and assignment of inventions, which agreement shall survive termination of the employment agreement. The employment agreement also contains (i) a non-compete clause which states Mr. Ashe will not while employed by us, without the prior written consent of the Board, carry on any business or activity that is competitive with our business, nor engage in any other activities that conflict with his obligations to us, and (ii) a non-solicitation clause which states Mr. Ashe may not (a) while employed with us, solicit or attempt to influence purchases of our products or services by businesses competitive with us and (b) during the twelve month period after termination, without prior written consent of the Board, solicit or attempt to influence our employees or consultants to terminate their relationship with us or to become employed or engaged by our competitors.

Executive Agreement with George E. Mazzotta

On December 20, 2006, we entered into an Executive Agreement with George E. Mazzotta, our Chief Financial Officer. Mr. Mazzotta’s executive agreement provides that he will receive a base salary of $410,000 and will be eligible to receive an annual performance bonus of up to $210,000 payable upon achievement of 100% of the performance goals and objectives determined by the Board in its discretion. Unless otherwise provided, this bonus will be paid in accordance with our annual incentive plan or any successor plan. Mr. Mazzotta will also be entitled to receive a special $150,000 bonus payable on December 31, 2007 if he remains a full-time employee through December 31, 2007. In addition, Mr. Mazzotta will be eligible to participate in our employee benefit plans of general application and will receive such other benefits as we generally provide to our other employees.

On January 5, 2007, pursuant to the executive agreement, we granted Mr. Mazzotta options to purchase 300,000 shares of our common stock at a per share exercise price equal to the fair market value of our common stock on January 5, 2007. The agreement provides that these options will have a ten-year term, subject to early expiration in the event Mr. Mazzotta’s employment is terminated, and will vest and become exercisable as to 25% of the shares upon Mr. Mazzotta’s completion of one year of service measured from January 5, 2007, and will thereafter vest as to 1/48th of the shares in substantially equal monthly installments.

The executive agreement provides that if Mr. Mazzotta’s employment is terminated without cause or if Mr. Mazzotta terminates his employment for good reason, in each case during the twelve-month period following a change of control, so long as Mr. Mazzotta executes an effective release of claims against the Company, all of Mr. Mazzotta’s outstanding unvested stock options will immediately vest. Assuming Mr. Mazzotta’s employment was terminated without cause or for good reason following a change of control as of December 31, 2006, based upon all of Mr. Mazzotta’s then outstanding stock options, the value realized upon exercise of all such accelerated options with an exercise price at or below the closing sales price of our common stock on such date would be $71,000, calculated using the closing price of our common stock on such date. The executive agreement provides that Mr. Mazzotta may, in his discretion, reject this immediate vesting or surrender vested options to the extent that the vesting, together with any other payments to which he may be entitled in connection with the change of control, could result in the imposition of an excise tax under Sections 280G and 4999 of the Code.

In addition, Mr. Mazzotta has signed an Employment, Proprietary Information and Invention Assignment Agreement that covers protection of the Company’s proprietary information and assignment of inventions, which agreement shall survive termination of the executive agreement.

General Release and Separation Agreement with Barry D. Briggs

On December 21, 2006, we entered into a General Release and Separation Agreement with Barry D. Briggs, our former President and Chief Operations Officer in connection with his resignation from the Company effective January 12, 2007. Pursuant to the separation agreement, Mr. Briggs was paid severance in the amount of $750,000 upon his resignation in 2007. Mr. Briggs remained eligible for his 2006 annual bonus, which second payment was made in the first quarter of 2007 at the same time that bonuses were paid to other executives for a total annual 2006 bonus amount of $103,470. Mr. Briggs did not receive accelerated vesting of options upon his resignation, but the exercise period for Mr. Briggs’ vested options was extended until the later of the 30-day period measured from the first date each option can be exercised in compliance with applicable federal securities laws and in conformity with the applicable standards under Code Section 409A, and the 90-day period immediately following Mr. Briggs’s resignation date, but in no event later than the expiration date of the maximum term of such option. From January 12, 2007, Mr. Briggs’ termination date through April 12, 2007, the last day he could exercise vested options, Mr. Briggs’ exercised 182,701 shares. In addition, Mr. Briggs is subject to a mutual non-disparagement clause under the separation agreement and a non-solicitation clause under the stock option agreements executed by him not to recruit or solicit current or certain former employees of the Company for a period of one year.

Except as provided above, there are no employment agreements with any of our named executive officers or plans or arrangements that would entitle them to any benefit upon termination, change of control, or other similar event.

Information regarding Executive Officers and Directors Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers must file reports with the Securities and Exchange Commission indicating the number of shares of common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. To our knowledge, all of these reports for transactions in 2006 were filed in a timely manner with the exception of one Form 4 report for Mr. David Bernstein, our Principal Accounting Officer, which was filed one day late due to errors experienced by the Company in submitting the report via the Securities and Exchange Commission’s online filing service, EDGAR.

Equity Compensation Plan Table

The following table provides information as of December 31, 2006 with respect to shares of our common stock that may be issued under our existing equity compensation plans. There were no other outstanding warrants or other rights under our existing compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
As of December 31, 2006
Equity Compensation Plans Approved by Stockholders (1)	14,615,024	$10.01	7,206,860
Equity Compensation Plans Not Approved by Stockholders (2)	3,976,126	$8.91	1,031,842
Inactive Compensation Plans (3)	1,625,357	$11.85	—

Total	20,216,507	$9.94	8,238,702

(1)	Consists of the CNET Networks, Inc. Amended and Restated 1997 Stock Option Plan, the 2000 CNET Networks, Inc. Stock Incentive Plan and the Amended and Restated 2004 CNET Networks, Inc. Incentive Stock Award Plan. Does not include 4,986,336 shares that were available for issuance under the CNET Networks, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, which was also approved by the Company’s stockholders.

(2)	Consists of the 2001 CNET Networks, Inc. Stock Incentive Plan and the TwoFold Photos, Inc. 2003 Common Stock Incentive Plan. For further information about these plans, please see “Summary of Non-Approved Plans.”

(3)	Consists of the CNET Networks, Inc. Amended and Restated Stock Option Plan (which was approved by the Company’s stockholders), mySimon Inc. Amended and Restated 1998 Stock Plan; the Ziff-Davis 1998 Incentive Compensation Plan; the ZDNet 1998 Stock Option Plan; the TechRepublic, Inc. 1999 Stock Option Plan; and the Apollo Solutions, Inc. 2000 Stock Option Plan. No new options may be granted under any of these assumed and inactive plans.

Summary of No n-Approved Plans

The 2001 CNET Networks, Inc. Stock Incentive Plan

The 2001 CNET Networks, Inc. Stock Incentive Plan was adopted by our Board of Directors on April 24, 2001 and has not been approved by our stockholders. The 2001 Plan provides for the granting of stock options and other stock-based awards. The 2001 Plan is administered by the Compensation Committee of our Board of Directors. On April 4, 2007, the Compensation Committee amended, among other items, the definition of fair market value under the 2001 Plan for ease of administration and consistency with our other plans.

The total number of shares which may be issued under the 2001 Plan is 7,500,000. The maximum number of shares for which options may be granted to a participant during any calendar year is 800,000.

Options and other stock-based awards may be granted under the 2001 Plan to eligible service providers selected by the Compensation Committee. All option grants must have an option price per share that is not less than 100% of the fair market value of our common stock on the option grant date. Options granted under the 2001 Plan will vest in accordance with the terms and conditions set by the Compensation Committee at the time of grant. In the event of a change of control, the Compensation Committee may (i) accelerate the vesting of options previously granted under the 2001 Plan; (ii) pay a cash amount to option holders in exchange for the cancellation of options under the Plan; and/or (iii) require the issuance of substitute options that will substantially preserve the value of any affected option previously granted under the 2001 Plan.

The 2001 Plan provides for an appropriate adjustment of the shares covered by the 2001 Plan in the event of equity restructuring, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares or share price of the common stock (or other securities of the Company) and causes a change in the per share value of the securities underlying outstanding awards under the 2001 Plan.

The TwoFold Photos, Inc. 2003 Common Stock Incentive Plan

We assumed the TwoFold Photos, Inc. 2003 Common Stock Incentive Plan in connection with our acquisition of Webshots. It has not been approved by our stockholders. On March 14, 2007, the Board amended, among other items, the definition of fair market value under the Twofold Plan for ease of administration and consistency with our other plans. The TwoFold Plan provides for the granting of incentive stock options and other stock-based awards. The TwoFold Plan is administered by the Compensation Committee of our Board of Directors. The total number of Company shares which may be issued under the TwoFold Plan is 304,133, as adjusted.

Options and other stock-based awards may be granted under the TwoFold Plan to any employee, director or consultant selected by the Compensation Committee that was employed by TwoFold Photos, Inc. at the time of our acquisition of Webshots. Although the Compensation Committee’s policy is to grant all options at fair market value, the plan provides that all non-qualified option grants must have an option price per share that is not less than 85% of the fair market value of our common stock on the option grant date. Options granted under the TwoFold Plan will vest in accordance with the terms and conditions set by the Compensation Committee at the time of grant, but at a rate no less than 20% each year over five years from the date of grant.

The TwoFold Plan provides for appropriate adjustment of the shares covered by the TwoFold Plan in the event of any increase or decrease in the number of issued shares of common stock resulting from a split, reverse split, stock dividend, combination or reclassification of the Company’s shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Based on a review of the questionnaires that our directors and employees subject to Section 16 of the Exchange Act of 1934 completed and a review of our internal records on any related person that were identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2006 or currently proposed, involving the Company, other than as follows: Visa U.S.A., through a third party advertising agency, at such agency’s discretion, from time to time purchases online advertising on our websites. Ms. Lyons is the Executive Vice President and Chief Marketing Officer of Visa U.S.A. In 2006, during which time Ms. Lyons did not serve as our director, Visa U.S.A.’s advertising agency purchased approximately $162,000 of online advertising from the Company. We anticipate that Visa U.S.A., through its advertising agency, will purchase online advertising from us in excess of $120,000 during 2007. The Governance and Nominating Committee of the Board and the Board considered this relationship in electing Ms. Lyons to the Board as well as in determining her independence as defined by the NASDAQ Marketplace Rules.

Although we do not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, our ethics policies prohibit our employees and associates from participating in any conflict of interest transactions and requires disclosure and approval of any potential conflicts of interest. In addition, our Governance Guidelines limit Board conflicts of interest and provide that executive officers shall seek approval regarding potential conflicts of interest.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the NASDAQ Marketplace Rules and the Securities and Exchange Commission. The charter of the Committee specifies that the Committee’s purpose is to assist the Board with its oversight responsibilities regarding:

•	the independent auditor’s qualifications, independence and performance;

•	the integrity of the Company’s financial statements and other disclosures;

•	the performance of the Company’s responsibilities relating to the financial accounting process and internal audit function; and

•	the Company’s compliance with legal, regulatory and policy requirements.

The full-text version of the Audit Committee charter is located on the Company’s website at http://ir.cnetnetworks.com.

The Committee’s members are not professional accountants or auditors and it is not their duty to replace or duplicate the activities of the Company’s management or independent registered public accounting firm. The Committee relies upon the information presented by management and the Company’s independent registered public accountant, without additional independent verification, in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s financial statements and for developing and maintaining adequate systems of internal control over financial reporting. KPMG LLP, the Company’s independent registered public accountant for the year ended December 31, 2006, was responsible for reviewing and, on an annual basis, performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. For the year ended December 31, 2006, KPMG LLP also had the responsibility to express an opinion on the Company’s conformity of the annual financial statements with generally accepted accounting principles, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the effectiveness of the Company’s internal control over financial reporting.

The Committee met regularly with management and KPMG LLP throughout 2006. The Committee also met separately with KPMG LLP and management to ensure that each of these groups had separate and private access to the Committee. The Committee members have direct access to management and the audit team of KPMG LLP.

Oversight of Independent Registered Public Accounting Firm

The Committee appoints the independent registered public accounting firm and reviews its performance and independence from management. The Committee has discussed with KPMG LLP its independence from the Company. In addition, KPMG LLP has issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for the Company’s 2006 financial statements.

The Committee has implemented a policy requiring pre-approval for all audit, audit-related and non-audit services performed by its independent registered public accounting firm to ensure that the provision of non-audit services would not impair the accountants’ independence. On an annual basis, the Committee reviews and pre-approves services that may be provided by the independent registered public accounting firm and approves the maximum fees that may be paid in connection with those services. The Committee periodically reviews all services provided by the independent registered public accounting firm and associated fees and is satisfied that the fees paid for non-audit services would not affect the independence of the auditors in performing their audit function. The fees paid to the independent registered public accounting firm in 2006 are disclosed following this report under the caption “Fees Paid to Independent Registered Public Accountants.”

Monitoring of Integrity of Financial Statements

Prior to the release of each of the Company’s quarterly and annual financial results for 2006, the Committee reviewed the financial statements and met to discuss the financial statements with management and the independent registered public accounting firm. In preparing these statements, the Committee discussed with management the significant accounting policies utilized by the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also met separately with KPMG LLP to review the results of its examination and the overall quality of the Company’s accounting and financial reporting. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission based on its discussions with management and KPMG LLP, its review of management’s representations and the report of KPMG LLP.

AUDIT COMMITTEE

Betsey Nelson, Chair
Eric P. Robison
Peter L. S. Currie

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG LLP was appointed by the Audit Committee of the Board of Directors as our independent registered public accountants for the year ended December 31, 2006.

The following table presents fees for professional audit and other services rendered by KPMG LLP during the years ended December 31, 2005 and 2006. All fees paid to KPMG in 2005 and 2006 were pre-approved by the Audit Committee.

	2006	2005
Audit Fees (1)	$1,790,462	$2,875,766
Investigation Fees (2)	$2,441,130	—
Audit-Related Fees (3)	189,660	106,253
Tax Fees (4)	109,665	143,299
All Other Fees (5)	75,900	—

Total Fees	$4,606,817	$3,125,318

(1)	Consists of fees related to the audit of the Company’s consolidated financial statements. Fees include work associated with the assessment of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Fees related to an internal investigation of our stock option accounting practices.
(3)	Consists of fees for the performance of statutory audits of the Company’s foreign subsidiaries.
(4)	Consists of fees related to tax return preparation, tax compliance and tax consulting.
(5)	Consists of fees related to financial due diligence in connection with acquisitions.

Selection of Independent Registered Public Accounting Firm for 2007

The Board of Directors, through the Audit Committee, has responsibility for selection of the Company’s independent registered public accounting firm. KPMG LLP has served as the Company’s independent registered public accounting firm since the year ended December 31, 1993. The Board, through delegation to the Audit Committee, has determined that as a matter of good governance the Audit Committee should in the ordinary course of business evaluate whether a change in the independent registered public accounting firm would be beneficial, and accordingly the committee has requested proposals for audit services from several national independent registered public accounting firms, including KPMG LLP. Because the evaluation process is still underway, the Board has not made a determination regarding the engagement of independent registered public accountants for the year ended December 31, 2007, and accordingly is not seeking stockholder ratification of the selection the Company’s independent registered accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

FINANCIAL STATEMENTS AND ADDITIONAL COPIES

We will provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K. Only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders. Upon written request the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy was delivered. Requests should be directed to Investor Relations, CNET Networks, Inc., 235 Second Street, San Francisco, California 94105; telephone number: 415-344-2000.

By order of the Board of Directors
/s/ George E. Mazzotta
Chief Financial Officer and Secretary
April 30, 2007

CNET NETWORKS, INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

1. Election of Class II Directors:	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of the nominee(s) on the line below:
Nominees: (01) John C. “Bud” Colligan (02) Jarl Mohn (03) Mark C. Rosenthal	☐	☐	☐

2. On any other business that may properly come before the meeting; hereby revoking any proxy heretofore given by the undersigned.

(JOINT OWNERS MUST EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S)

ON THIS CARD. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR,

GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE YOUR FULL TITLE.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

Signature	Date	Signature (Joint Owners)	Date
[PLEASE SIGN WITHIN BOX]

* FOLD AND DETACH HERE *

CNET NETWORKS, INC.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON

10:00 A.M., Pacific Time, Friday, June 22, 2007

CNET NETWORKS, INC., 235 SECOND STREET, SAN FRANCISCO, CALIFORNIA 94105

The undersigned stockholder of CNET NETWORKS, Inc. (the “Company”) hereby appoints Neil M. Ashe, George E. Mazzotta and Delida A. Costin, or any one of them, as proxy holders, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED “FOR” SUCH ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company’s Annual Report and Notice of Meeting and Proxy Statement, dated April 30, 2007 is hereby acknowledged.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CNET NETWORKS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to CNET NETWORKS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.